AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17 , 2018

REGISTRATION STATEMENT NO. 333-228030

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BARFRESH FOOD GROUP, INC.

(Name of small business issuer in its charter)

Delaware	2038	27-1994406
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

8383 Wilshire Blvd., Suite 750

Beverly Hills, California 90211

Telephone: (310) 598-7113

(Address and telephone number of principal executive offices and principal place of business)

Copies to:

Mark Y. Abdou

Ruba Qashu

Libertas Law Group, Inc.

225 Santa Monica Boulevard, 5th Floor

Santa Monica, CA 90401

Telephone: (310) 359-8742

Facsimile: (310) 356-1922

Approximate date of proposed sale to the public:

From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering Price	Amount of registration fee
Common stock, par value $0.000001 per share	1,100,000	$0. 70	(2)	$770,000
Common stock, par value $0.000001 per share underlying Series D Warrant	1,800,000	$0.70	(3)	$1,260,000
Total				$2,030,000	$246.04	(4)

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act.

(3) Estimated solely for the purpose of calculating the registration fee under Rule 457(g) under the Securities Act.

(4) Fee submitted with the initial filing of this registration statement on Form S-1.

SUBJECT TO COMPLETION, DATED DECEMBER [  ], 2018

PROSPECTUS

2,900,000 Shares of Common Stock

This prospectus relates to 2,900,000 shares of our common stock, par value $0.000001 per share that may be sold from time to time by the selling shareholders listed under the caption “Selling Shareholders”, of which 1,800,000 are shares underlying Series D Warrants. All of the shares, when sold, will be sold by these selling shareholders. The selling shareholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling shareholders decide to sell their shares. See “Plan of Distribution”. The selling shareholders may be deemed underwriters of the shares of common stock that they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We will however receive up to $954,000 from the exercise of Series D Warrants by the Selling Shareholders.

Our common stock is traded on the OTCQB under the symbol BRFH. On December 11 , 2018 the last reported sale price of our common stock was $0. 66 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISK. IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 5.

Neither we nor any selling shareholder has authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE IT WOULD BE UNLAWFUL.

The date of this prospectus is December [●], 2018

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context otherwise requires, references contained in this prospectus to the “Company”, “Barfresh”, “we”, “us” or “our” shall mean Barfresh Food Group Inc., a Delaware corporation.

BARFRESH FOOD GROUP INC.

Our Company

Business Overview

Barfresh is a leader in the creation, manufacturing and distribution of ready to blend frozen beverages. The current portfolio of products includes smoothies, shakes and frappes. Products are packaged in two distinct formats. The Company’s original single serve format features portion controlled and ready to blend beverage ingredient packs or “beverage packs”. The beverage packs contain all of the solid ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt or ice cream), real fruit pieces, juices and ice – five ounces of water are added before blending. The Company’s bulk “Easy Pour” format also contains all of the solid ingredients necessary to make the beverage, packaged in gallon containers in a concentrated formula that is mixed “one to one” with water. The Company has recently launched a “no sugar added” version of the bulk “Easy Pour” format that is specifically targeted for the USDA national school meal program, including the School Breakfast Program, the National School Lunch Program, and Smart Snacks in Schools Program.

Domestic and international patents and patents pending are owned by Barfresh, as well as related trademarks for all of the single serve products. Patent rights have been granted in 13 jurisdictions including the United States. In addition, the Company has purchased all of the trademarks related to the patented products.

The Company conducts sales through several channels, including National Accounts, Regional Accounts, and Broadline Distributors. Barfresh’s primary broadline distribution arrangement is through an exclusive nationwide agreement with Sysco Corporation (“Sysco”), the U.S.’s largest broadline distributor, which was entered into during July 2014, and renewed for an additional two year term on October 2, 2017.

During 2016 and 2017 the Company announced that it had signed supply agreements with several of the major global on-site foodservice operators. On March 8, 2018, the Company announced that it had signed a new supply agreement with one of the largest of these foodservice operators, for exclusive distribution of four of Barfresh’s single serve sku’s to approximately one thousand food service locations. Distribution of product to these locations through SYSCO will begin during April of 2018. This new agreement, marks the culmination of successful in market tests conducted at several locations, and makes Barfresh’s blended beverages available across many of the most attractive locations of the customer’s diverse customer base.

The Company also sells to broadline distributors that supply products to the food services market place. Effective July 2, 2014, the Company entered into an exclusive agreement with Sysco Merchandising and Supply Chain Services, Inc. for resale by the Sysco Corporation (“Sysco”) to the foodservice industry of the Company’s ready-to-blend smoothies, shakes and frappes. Pursuant to that agreement, all Barfresh products are included in Sysco’s national core selection of beverage items, making Barfresh its exclusive single-serve, pre-portioned beverage provider. The agreement is mutually exclusive; however, Barfresh may also sell the products to other foodservice distributors, but only to the extent required for such foodservice distributors to service multi-unit chain operators with at least 20 units and where Sysco is not such multi- unit chain operator’s nominated distributor for our products. On October 2, 2017, the Sysco agreement was extended for an additional two year period, and expanded to cover bulk easy pour products, on a non-exclusive basis.

On October 26, 2015, Barfresh signed a five year agreement with PepsiCo North America Beverages, a division of PepsiCo, to become its exclusive sales representative within the food service channel to present Barfresh’s line of ready-to-blend smoothies and frozen beverages throughout the United States and Canada. Through this agreement, Barfresh’ products are included as part of PepsiCo’s offerings to its significant customer base. The agreement facilitates access to potential National customer accounts, through introductions provided by PepsiCo’s one-thousand plus person foodservice sales team. Barfresh products have become part of PepsiCo’s customer presentations at national trade shows and similar venues.

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Barfresh utilizes contract manufacturers to manufacture all of its products in the United States. Production lines are currently operational at two locations. The first location is in Salt Lake City, which currently produces both bulk easy pour and single serve products. Annual production capacity with this contract manufacturer is 14 million units per year. The second location is with Yarnell Operations, LLC, a subsidiary of Shulze and Burch, located in Arkansas. The Yarnell’s agreement, which was signed during February 2016, and secures the capacity to ramp up to an incremental production capacity of 100 million units. Yarnell’s location enhances the company’s ability to efficiently move product throughout the supply chain to destinations in the eastern United States, home to many of the country’s large foodservice outlets.

Our corporate office is located at 8383 Wilshire Blvd., Suite 750, Beverly Hills, CA 90211. Our telephone number is (310) 598-7113 and our website is www.barfresh.com.

Corporate History and Background

The Company, which was incorporated in Delaware on February 25, 2010, was originally formed to produce movies. As the result of the reverse merger, more fully described below, the Company is now engaged in the manufacturing and distribution of ready to blend beverages, particularly, smoothies, shakes and frappes.

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RISK FACTORS

An investment in the Company’s securities involves significant risks, including the risks described below. You should carefully consider the risks described below before purchasing the shares. The risks highlighted here are not the only ones that the Company faces. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, prospects, financial condition or results of operations could be negatively affected, and you might lose all or part of your investment.

Risks Related to Our Business

We have a history of operating losses. If we continue to incur operating losses, we eventually may have insufficient working capital to maintain or expand operations according to our business plan.

For the nine months ended September 30, 2018, the Company recorded a net loss of $6,052,507 and used cash from operations of $3,536,246. For the year ended December 31, 2017, the Company recorded a net loss of $8,911,540 and utilized cash in operations of $7,334,249. As of September 30, 2018, we had a stockholders’ deficit of $24,513 and working capital of $7,458 compared to stockholders’ equity of $4,161,921 and working capital of $1,774,719 at December 31, 2017.

We have a history of operating losses and negative cash flow. These operating losses have been generated while we market to potential customers. We cannot guarantee that we will become profitable. As our operations grow, we expect to experience significant increases in our working capital requirements. These conditions raise substantial doubt over our ability to meet all of our obligations over the next twelve months. Management has evaluated these conditions and concluded that current plans should alleviate this concern. We have significantly reduced core operating costs beginning in 2016. In addition, we plan to raise additional capital. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives and would be required to reduce our level of operations, including reducing infrastructure, promotions, personnel and other operating expenses. These events could adversely affect our business, results of operations and financial condition. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and our failure to do so would adversely affect the Company’s business, including our ability to raise additional funds.

We may need additional financing in the future, which may not be available when needed or may be costly and dilutive.

We may require additional financing to support our working capital needs in the future. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for debt or equity financing. Additionally, the amount of capital required will depend on our ability to meet our case sales goals and otherwise successfully execute our operating plan. We believe it is imperative to meet these sales objectives in order to lessen our reliance on external financing in the future. Although we believe various debt and equity financing alternatives will be available to us to support our working capital needs, financing arrangements on acceptable terms may not be available to us when needed. Additionally, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing shareholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements.

A worsening of economic conditions or a decrease in consumer spending may adversely impact our ability to implement our business strategy.

Our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. There is no certainty regarding economic conditions in the United States, and credit and financial markets and confidence in economic conditions could deteriorate at any time. Accordingly, we may experience declines in revenue during economic turmoil or during periods of uncertainty. Any material decline in the amount of discretionary spending, leading cost-conscious consumers to be more selective in restaurants visited, could have a material adverse effect on our revenue, results of operations, business and financial condition.

The challenges of competing with the many food services businesses may result in reductions in our revenue and operating margins.

We compete with many well-established companies, food service and otherwise, on the basis of taste, quality and price of product offered, customer service, atmosphere, location and overall guest experience. Our success depends, in part, upon the popularity of our products and our ability to develop new menu items that appeal to consumers across all four-day parts. Shifts in consumer preferences away from our products, our inability to develop new menu items that appeal to consumers across all day parts, or changes in our menu that eliminate items popular with some consumers could harm our business. We compete with other smoothie and juice bar retailers, specialty coffee retailers, yogurt and ice cream shops, bagel shops, fast-food restaurants, delicatessens, cafés, take-out food service companies, supermarkets and convenience stores. Our competitors change with each of the four day parts, ranging from coffee bars and bakery cafés to casual dining chains. Many of our competitors or potential competitors have substantially greater financial and other resources than we do, which may allow them to react to changes in the market quicker than we can. In addition, aggressive pricing by our competitors or the entrance of new competitors into our markets, could reduce our revenue and operating margins. We also compete with other employers in our markets for workers and may become subject to higher labor costs as a result of such competition.

Fluctuations in various food and supply costs, particularly fruit and dairy, could adversely affect our operating results.

Supplies and prices of the various ingredients that we are going to use to can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries.

These factors subject us to shortages or interruptions in product supplies, which could adversely affect our revenue and profits. In addition, the prices of fruit and dairy, which are the main ingredients in our products, can be highly volatile. The fruit of the quality we seek tends to trade on a negotiated basis, depending on supply and demand at the time of the purchase. An increase in pricing of any fruit that we are going to use in our products could have a significant adverse effect on our profitability. We cannot assure you that we will be able to secure our fruit supply.

Our business depends substantially on the continuing efforts of our senior management and other key personnel, and our business may be severely disrupted if we lose their services.

Our future success heavily depends on the continued service of our senior management and other key employees. If one or more of our senior executives is unable or unwilling to continue to work for us in his present position, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating a replacement into our operations, which would substantially divert management’s attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy.

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Our senior management’s limited experience managing a publicly traded company may divert management’s attention from operations and harm our business.

With the exception of our Chief Financial Officer, our senior management team has relatively limited experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. As we become a more mature company in the future, we may find recruiting and retention efforts more challenging. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively. The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

Product liability exposure may expose us to significant liability.

We may face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure. Although we believe our insurance coverage to be adequate, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we ultimately avoid financial liability for this type of exposure, we may incur significant costs in defending ourselves that could hurt our financial performance and condition.

Our inability to protect our intellectual property rights may force us to incur unanticipated costs.

Our success will depend, in part, on our ability to obtain and maintain protection in the United States and internationally for certain intellectual property incorporated into our products. Our intellectual property rights may be challenged, narrowed, invalidated or circumvented, which could limit our ability to prevent competitors from marketing similar solutions that limit the effectiveness of our patent protection and force us to incur unanticipated costs. In addition, existing laws of some countries in which we may provide services or solutions may offer only limited protection of our intellectual property rights.

Our products may infringe the intellectual property rights of third parties, and third parties may infringe our proprietary rights, either of which may result in lawsuits, distraction of management and the impairment of our business.

As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against us in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us, or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products and expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our share price and trading volume could decline.

The trading market for our common stock may be impacted, in part, by the research and reports that securities or industry analysts publish about our business or us. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our stock or change their opinion of our stock, our share price may decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We will continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance initiatives and corporate governance practices.

As a public company, we will continue to incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly.

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We cannot predict or estimate the amount of additional costs we may incur to continue to operate as a public company, nor can we predict the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We have identified material weaknesses in our internal control over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we are required to furnish a report by our management on our internal control over financial reporting. As such, our management has conducted this evaluation and, as of December 31, 2017, identified the following material weakness in the Company’s internal control over financial reporting:

Inadequate Segregation of Duties: We have an inadequate number of personnel to properly implement certain control procedures related to segregation of duties.

Management concluded that our disclosure controls and procedures are not effective. Effective internal control over financial reporting is necessary to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to modify and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Continued identification of one or more material weaknesses in our internal control over financial reporting could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with our Company, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in countries in which we conduct our business. However, our employees or other agents may engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

We could be subject to cybersecurity attacks.

Cybersecurity attacks are evolving and include malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in business processes, unauthorized release of confidential or otherwise protected information and corruption of data. Such unauthorized access could subject us to operational interruption, damage to our brand image and private data exposure, and harm our business.

Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers sell and distribute competing products and our products may represent a small portion of their businesses. The success of this network will depend on the performance of the distributors, retailers and brokers of this network. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other companies who have greater resources than we do. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, our sales and results of operations could be adversely affected. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

Our ability to maintain and expand our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

●	the level of demand for our brands and products in a particular distribution area;
●	our ability to price our products at levels competitive with those of competing products; and
●	our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

It is difficult to predict the timing and amount of our sales because our distributors and national accounts may not be required to place minimum orders with us.

Our distributors are not required to place minimum monthly or annual orders for our products. Accordingly, we cannot predict the timing or quantity of purchases by any of our independent distributors or whether any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Additionally, our larger distributors and partners may make orders that are larger than we have historically been required to fill. Shortages in inventory levels, supply of raw materials or other key supplies could negatively affect us.

If we do not adequately manage our inventory levels, our operating results could be adversely affected.

We need to maintain adequate inventory levels to be able to deliver products on a timely basis. Our inventory supply depends on our ability to correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of obsolete inventory. If we fail to manage our inventory to meet demand, we could damage our relationships with our retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results.

Risks Related to Ownership of Our Common Stock

Our common stock is quoted on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB, which is a significantly more limited trading market than the New York Stock Exchange, or the NASDAQ Stock Market. The quotation of the Company’s shares on the OTCQB may result in a less liquid market available for existing and potential shareholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

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There is limited liquidity on the OTCQB, which may result in stock price volatility and inaccurate quote information.

When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one’s orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted at the time of one’s order entry.

If we are unable to adequately fund our operations, we may be forced to voluntarily file for deregistration of our common stock with the SEC.

Compliance with the periodic reporting requirements required by the SEC consumes a considerable amount of both internal, as well external, resources and represents a significant cost for us. If we are unable to continue to devote adequate funding and the resources needed to maintain such compliance, while continuing our operations, we could be forced to deregister with the SEC. After the deregistration process, our common stock would only be tradable on the “Pink Sheets” and could suffer a decrease in or absence of liquidity.

Because we became public by means of a “reverse merger”, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse merger”. Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on behalf of our Company in the future.

Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our common stock and could make it more difficult for us to raise funds in the future through a public offering of our securities.

Our common stock is thinly traded, so you may be unable to sell at or near asking prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Currently, the Company’s common stock is quoted in the OTCQB and future trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTCQB stocks and certain major brokerage firms restrict their brokers from recommending OTCQB stocks because they are considered speculative, volatile and thinly traded. The OTCQB market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses, volatility and shorting. Thus, there is currently no broadly followed and established trading market for the Company’s common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our common stock has been and may continue to be limited and sporadic. As a result of such trading activity, the quoted price for the Company’s common stock on the OTCQB may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of our common stock or to obtain accurate quotations as to the market value of the Company’s common stock and as a result, the market value of our common stock likely would decline.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself. In addition, the OTCQB is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock is currently quoted on the OTCQB. Our common stock is subject to the requirements of Rule 15(g)-9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on a national exchange that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

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Because we do not intend to pay dividends, shareholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our preferred stock or common stock. For the foreseeable future, it is expected that earnings, if any, generated from our operations will be used to finance the growth of our business, and that no dividends will be paid to holders of the Company’s common stock. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There can be no guarantee that our common stock will appreciate in value.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

●	actual or anticipated variations in our operating results;

●	announcements of developments by us or our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	adoption of new accounting standards affecting the our industry;

●	additions or departures of key personnel;

●	introduction of new products by us or our competitors;

●	sales of our common stock or other securities in the open market; and

●	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and Company resources, which could harm our business and financial condition.

Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.

We intend to continue to seek financing through the issuance of equity or convertible securities to fund our operations. In the future, we may also issue additional equity securities resulting in the dilution of the ownership interests of our present shareholders. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions or for other business purposes. The future issuance of any such additional shares of common stock will result in dilution to our shareholders and may create downward pressure on the trading price of our common stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

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NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. We may, in some cases, use words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “should”, “will”, “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

●	the success, cost and timing of our sales and licensing activities;

●	our ability to attract collaborators with development, marketing and commercialization expertise;

●	the size and growth potential of the markets for our products, and our ability to serve those markets;

●	the performance of our third-party suppliers and manufacturers;

●	our ability to attract and retain key management personnel;

●	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; and

●	our expectations regarding our ability to maintain and protect intellectual property protection for our products.

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under “Risk Factors”. In addition, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling shareholders. Rather, the selling shareholders will receive those proceeds directly. We will however receive up to $954,000 from the exercise of Series D Warrants by the Selling Shareholders.

SELLING SHAREHOLDERS

We are registering 2,900,000 shares of our common stock, par value $0.000001 per share, of which 1,800,000 are shares underlying Series D Warrants.

The shares of common stock being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder only as a result of stock splits, stock dividends or similar transactions.

The shares of common stock being registered do not include additional shares of common stock issuable as a result of changes in market price of the common stock, issuance by us of equity securities below a certain price or other anti-dilutive adjustments or variables not covered by Rule 416. All shares that may be issued will be restricted securities as that term is defined in Rule 144 under the Securities Act and will remain restricted unless and until such shares are sold pursuant to this prospectus, or otherwise are sold in compliance with Rule 144.

No shareholder may offer or sell shares of our common stock under this prospectus unless such shareholder has notified us of such shareholder’s intention to sell shares of our common stock and the registration statement of which this prospectus is a part has been declared effective by the SEC and remains effective at the time such selling shareholder offers or sells such shares. We are required to amend the registration statement of which this prospectus is a part to reflect material developments in our business and current financial information. Each time we file a post-effective amendment to our registration statement with the SEC, it must first become effective prior to the offer or sale of shares of our common stock by the selling shareholders.

The following table sets forth as of October 23, 2018, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. We have assumed for purposes of the table that the selling shareholders will sell all of the shares offered by this prospectus. The selling shareholders may, from time to time, offer all or some of their shares under this prospectus or in another manner. No assurance can be given as to the actual number of shares that will be resold by the selling shareholders (or any of them). In addition, a selling shareholder may have already sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act. The selling shareholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no selling shareholder has held any position nor had any material relationship with our affiliates or us during the past three years. Except as set forth below, each of the selling shareholders has advised the Company that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

Ibex Investors LLC (“Ibex”) is a significant shareholder of the Company and beneficially owns 13.17% of the Company’s issued and outstanding common stock, although Ibex is not an affiliate of the Company.

In the third quarter of 2018, we entered into a warrant exercise transaction with Ibex. Ibex exercised warrants to purchase 1,100,000 shares of common stock at $.50 per share for aggregate gross proceeds to the Company of $550,000, and we extended the exercise date on the warrant held by Ibex as to remaining 1,800,000 shares from July 26, 2018 to July 26, 2021. We further adjusted the exercise price per share to $0.53 and removed provision for cashless exercise. In addition, we used $50,000 of the proceeds from the warrant exercise to repay $50,000 of the short-term note held by Ibex in the principal amount of $250,000, and, in return, Ibex agreed to extend the maturity date of the note from September 12, 2018 to December 31 2018.

The number of shares outstanding and the percentages of beneficial ownership are based on 120,756,547 shares of our common stock issued and outstanding as of October 23, 2018.

Under Rule 13d-3, beneficial ownership includes any shares as to which a selling shareholder has sole or shared voting power or investment power and also any shares that selling shareholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option.

The term “selling shareholders” also includes any pledgees, assignees, or other successors in interest to the selling shareholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the common stock registered hereby.

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Name of Selling Shareholder	Number of Shares Owned Before Offering (1)	Number of Shares Being Offered	Number of Shares Owned After Offering	Percent of Shares Owned After Offering
Ibex Microcap Fund LLLP (2)(1)	16,245,766	2,900,000	13,345,766	10.98	% (3)

1.	Includes warrants to purchase 2,633,333 shares of common stock held by Ibex Microcap Fund LLLP. Includes 3,000 shares of common stock held by Lazarus Macro Micro Partners LLLP.
2.	Ibex Investors LLC is the investment adviser and general partner of Ibex Microcap and Macro Micro, and consequently may be deemed to have voting control and investment discretion over the securities owned by Ibex Microcap and Macro Micro. Justin B. Borus is the manager of Ibex Investors LLC. As a result, Mr. Borus may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Ibex Investors LLC. The foregoing should not be construed in and of itself as an admission by Ibex Investors LLC or Mr. Borus as to beneficial ownership of the shares owned by Ibex Microcap and Macro Micro. Each of Ibex Investors LLC and Mr. Borus disclaims beneficial ownership of the securities except to the extent of its or his pecuniary interests therein.
3.

Warrants held by Ibex Investors LLC are not exercisable by the holder to the extent (but only to the extent) that the holder, together with any of its affiliates, would beneficially own in excess of 9.99% of the Company’s common stock after giving effect to such exercise and as a result of such exercise. By written notice to the Company, the holder may increase or decrease this percentage, as applied to the holder, to any other percentage specified in such notice; provided that any such increase will not be effective until the 61st day after such notice is delivered to the Company.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell or dispose of the securities in one or more of the following ways (or in any combination) from time to time:

●	through underwriters or dealers;

●	directly to a limited number of purchasers or to a single purchaser (including block transactions);

●	through agents; or

●	an offering of shares by way of a distribution to shareholders, partners or members.

If the selling shareholders use underwriters in the sale, the securities will be acquired by the underwriters for their own account(s) and may be resold from time to time in one or more transactions, including:

●	negotiated transactions;

●	at a fixed public offering price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

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The selling shareholders may sell the securities through agents from time to time. Generally, any agent will be acting on a best-efforts basis for the period of its appointment.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of common stock by the selling shareholders.

As used herein, “selling shareholders” includes donees, pledgees, distributees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

Underwriters and agents may be entitled under agreements entered into with the selling shareholders, if applicable, to indemnification by the selling shareholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our securities by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL PROCEEDINGS

We are not party to any lawsuits or legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations and financial position, and have no knowledge of any threatened or potential lawsuits or legal proceedings against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the ordinary course of business.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

The following sets forth information about our directors and executive officers as of the date hereof:

Name	Age	Position
Riccardo Delle Coste	37	President, Chief Executive Officer and Chairman
Joseph S. Tesoriero	63	Chief Financial Officer
Steven Lang	64	Director
Arnold Tinter	72	Secretary and Director
Joseph M. Cugine	56	Director
Alice Elliot	60	Director
Alexander H. Ware	55	Director
Isabelle Ortiz-Cochet	56	Director

Riccardo Delle Coste has been the Chairman of our board of directors, President and Chief Executive Officer since January 10, 2012. He has also been the President and Chief Executive Officer of Barfresh Inc., a Nevada corporation and our wholly owned subsidiary (“Barfresh NV”), since its inception. Mr. Delle Coste is the inventor of the patented technology and the creator of Barfresh. Mr. Delle Coste developed a unique system using controlled pre-packaged portions to deliver a freshly made smoothie that is quick, cost efficient, healthy and with no waste. In building the business, he is responsible for securing new business and maintaining key client relationships. He is also responsible for the development of new product from testing to full-scale production, establishment of the manufacturing facilities that have all necessary accreditations, technology development, product improvement and R&D with new product launches. Mr. Delle Coste also has over five years of investment banking experience. Mr. Delle Coste attended Macquarie University, Sydney, Australia while studying for a Bachelor of Commerce for 3.5 years but left to pursue business interests before receiving a degree.

Qualifications: Mr. Delle Coste has 17 years of experience within retail, hospitality and dairy manufacturing.

Joseph S. Tesoriero was appointed as Chief Financial Officer of the Company on May 18, 2015. Mr. Tesoriero has served as an independent director of Smart & Final Stores, Inc. (NYSE: SFS) since July of 2014, where he serves as Chairman of the Audit Committee and Chairman of the Nominating and Governance Committee. He was most recently engaged as a financial advisor for Dole Asia Holdings, Ltd. Pte., a Singapore based wholly owned subsidiary of Itochu Corporation of Japan, from April 2013 to October 2013. Prior to this consulting engagement, Mr. Tesoriero served as Executive Vice Present and Chief Financial Officer of Dole Food Company Inc. from February 2010 to April 2013, as its Vice President and Chief Financial Officer from August 2004 to February 2010 and as its Vice President of Tax from September 2002 to August 2004. Prior to joining Dole, Mr. Tesoriero was Senior Vice President of Tax of Global Crossing (1998-2002), Vice President of Tax of Coleman Camping Equipment (1997-1998), International Tax Attorney with Revlon Cosmetics (1989-1997) and Tax Attorney with IBM (1980-1988). Mr. Tesoriero began his career in 1978 as a Tax Associate with Haskins & Sells (now Deloitte Touche). Mr. Tesoriero holds a B.S. in Accounting from Villanova University, a J.D. from New York Law School and an LL.M. in Taxation from Boston University. He has been a member of the New York State Bar since 1978.

Qualifications: Mr. Tesoriero has over 30 years of experience in corporate finance leadership positions.

Steven Lang was appointed as Director of the Company on January 10, 2012. He has also served as Secretary of Barfresh NV since its inception. Prior to joining Barfresh NV, from 2003 to 2007, Mr. Lang was a director of Vericap Finance Limited, a company that specializes in providing advice to and investing in Australian companies with international growth potential. From 1990 to 1999, he served as a director of Babcock & Brown’s Australian operations where he was responsible for international structured finance transactions. Mr. Lang received a Bachelor of Commerce and a Bachelor of Laws from the University of New South Wales in 1976 and a Master of Laws from the University of Sydney in 1984. He has been a member of the Institute of Chartered Accountants in Australia and was licensed to practice foreign law in New York.

Qualifications: Mr. Lang has over 35 years of experience in business, accounting, law and finance and served as Chairman of an Australian public company.

Arnold Tinter was appointed as Director, Chief Financial Officer and Secretary of the Company on January 10, 2012. Mr. Tinter resigned his position as Chief Financial Officer on May 18, 2015 served temporarily as Principal Accounting Officer. Mr. Tinter founded Corporate Finance Group, Inc., a consulting firm located in Denver, Colorado, in 1992, and is its President. Corporate Finance Group, Inc., is involved in financial consulting in the areas of strategic planning, mergers and acquisitions and capital formation. He has been the chief financial officer and a director of other public companies: From 2012 to 2016, LifeApps Digital Media Inc. and Arvana Inc. From 2006 to 2010 he was the chief financial officer of Spicy Pickle Franchising, Inc. In all of the companies his responsibilities included oversight of all accounting functions, including SEC reporting, strategic planning and capital formation. From May 2001 to May 2003, he served as chief financial officer of Bayview Technology Group, LLC, a privately held company that manufactured and distributed energy-efficient products. From May 2003 to October 2004, he also served as that company’s chief executive officer. Prior to 1990, Mr. Tinter was chief executive officer of Source Venture Capital, a holding company with investments in the gaming, printing and retail industries. Mr. Tinter received a B.S. degree in Accounting in 1967 from C.W. Post College, Long Island University, and is licensed as a Certified Public Accountant in Colorado.

Qualifications: Mr. Tinter has over 40 years of experience as a Certified Public Accountant and a financial consultant. During his career he served as a director of numerous public companies.

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Joseph M. Cugine was appointed as Director of the Company on July 29, 2014 and on April 27, 2015, was appointed president of our wholly owned subsidiary, Smoothie Inc. Mr. Cugine is the owner and president of Cugine Foods and JC Restaurants, a franchisee of Taco Bell and Pizza Hut in New York. He is also president and owner of Restaurant Consulting Group LLC. Prior to owning and operating his own firms, Mr. Cugine held a series of leadership roles with PepsiCo, lastly as chief customer officer and senior vice president of PepsiCo’s Foodservice division. Mr. Cugine also serves on the board of directors of The Chef’s Warehouse, Inc., a publicly traded specialty food products distributor in the U.S., as well as Ridgefield Playhouse and R4 Technology. He received his B.S. degree from St. Joseph’s University in Philadelphia.

Qualifications: Mr. Cugine’s career in sales, marketing, operations and supply chain spans more than 25 years. He has extensive industry contacts and proven experience leading and advising numerous successful food distribution companies.

Alice Elliot was appointed as Director of the Company on October 15, 2014. Ms. Elliot is the founder and chief executive of The Elliot Group, a global retained executive search firm specializing in the hospitality, foodservice, retail and service sectors. For more than 20 years, Ms. Elliot has hosted the exclusive invitation only ‘Elliot Leadership Conference.’ She was a co-founder of ‘The Elliot Leadership Institute,’ a nonprofit organization dedicated to leadership development and advancement in the foodservice industry, and is known for her philanthropic and educational endeavors and contributions. Throughout her career, Ms. Elliot has received various industry honors, including the Trailblazer Award from the Women’s Foodservice Forum and induction into the National Restaurant Association Educational Foundation’s College of Diplomates. She was also recently named to the Nation’s Restaurant News list of the 50 Most Powerful People in Foodservice.

Qualifications: Well recognized for the placement of senior-level executives at public and privately held restaurant organizations nationwide, Ms. Elliot is sought out for their intellectual and strategic thought leadership.

Alexander H. Ware was appointed as director of the company on July 13, 2016. Mr. Ware is President of Foodsby, Inc., a leading meal ordering platform serving the office marketplace, since September 2018.  Previously, he served as Interim President, Executive Vice President & Chief Financial Officer of Buffalo Wild Wings since October 2016. From 2012 through 2016, Mr. Ware was Executive Chairman of MStar Holding Corporation (MicroStar), in addition, he served as Interim Chief Executive Officer in 2013. Prior to MicroStar, he served as a Senior Advisor and previously as Executive Vice President of Strategic Development of Pohlad Companies, a family office, from 2010 to 2015. Starting in 1994, he served in increasing capacities at PepsiCo, then PepsiAmericas, Inc. culminating as Executive Vice President & Chief Financial Officer from 2005 to 2010. Previously, he was a Senior Associate at Booz Allen Hamilton, Inc. from 1990-1994. Mr. Ware received his Bachelor of Arts degree in Economics from Hampden-Sydney College and his Master of Business Administration from the Darden Graduate School of Business at University of Virginia. In addition to Barfresh, Mr. Ware currently serves on the board of MStar Holding Corporation and on the advisory board of Stonearch Capital.

Qualifications: Mr. Ware brings over 30 years of experience in leadership, strategic planning and business portfolio management.

Isabelle Ortiz-Cochet was appointed as director of the Company on December 16, 2016. She is the Chief Investment Officer for Unibel, parent company of Bel Group. Bel is an international France-based group, a world leader in branded cheese business, with brands such as Laughing Cow, Mini-Babybel or Boursin. In that position since January 2016, Ms. Ortiz-Cochet drives Unibel diversification strategy, and leads the investment portfolio development. She was previously VP Strategic Development at Bel Group Form September 2013 to December 2015. From 2007 to 2013, based out of Bel’s New York office, Ms. Ortiz-Cochet led the development of long term strategies in North and South America, as well as Marketing strategy in the region. Prior to that position, she held a number of leadership positions in marketing and global strategy at Bel out of the Paris office, at French, European and corporate levels. Isabelle began her career with Kimberly Clark in France. Isabelle earned a master degree from ESSEC Business School in France, and an executive MBA from HEC Business School, France.

Pursuant to the investor rights agreement between Barfresh and Unibel dated November 23, 2016, Unibel is entitled to appoint one director to the board of directors of Barfresh, which director is entitled to sit on each committee of the board of directors selected by the Unibel, unless Unibel has beneficial ownership of less than: (i) 75.0% of the Shares; and (ii) 5.0% of the company’s issued and outstanding common stock. Unibel has designated Isabelle Ortiz-Cochet as its board designee. Barfresh has agreed to call shareholder meetings whenever necessary to ensure Unibel’s designee is elected as a director. At any time that Unibel’s designee is not a director, Unibel’s designee will be entitled to be a board observer. Riccardo Delle Coste, Steven Lang and their respective affiliates have agreed to vote their shares in favor of Unibel’s designee.

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Employment Agreements

On April 27, 2015, Smoothie, Inc. entered into an executive employment agreement with Riccardo Delle Coste, its Chief Executive Officer and director. Mr. Delle Coste is also the Chief Executive Officer and Chairman of the Company. Pursuant to the employment agreement, he will receive a base salary of $350,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Delle Coste will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

On April 27, 2015, Smoothie, Inc. entered into an executive employment agreement with Joseph M. Cugine to serve as President of Smoothie, Inc. Pursuant to the employment agreement, Mr. Cugine will receive a base salary of $300,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Cugine will receive 8-year options to purchase up to 600,000 shares of Barfresh, one-half vesting on each of the second and third anniversaries of the date of Mr. Cugine’s employment agreement. In addition, he will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

The Company entered into an executive employment agreement with Joseph S. Tesoriero on May 18, 2015, pursuant to which he agreed to serve as Chief Financial Officer. Pursuant to the employment agreement, Mr. Tesoriero will receive a base salary of $250,000 and performance bonuses of 75% of his base salary, based upon performance targets determined by the Board of Directors. In addition, Mr. Tesoriero was granted 350,000 shares of common stock of Barfresh and 8-year options to purchase up to 500,000 shares of common stock of Barfresh. One-half of each of the share and option grants vests on each of the second and third anniversaries of the date of commencement of Mr. Tesoriero’s employment. Mr. Tesoriero will also receive 8-year performance options to purchase up to an additional 350,000 shares on an annual basis. All shares and options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

Term of Office

Directors are appointed for a one-year term to hold office until the next annual general meeting of shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until the earlier of resignation or removal.

Director Independence

We use the definition of “independence” standards as defined in the NASDAQ Stock Market Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship, which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. We have determined that four of our seven directors are independent, which constitutes a majority.

Board Committees

We currently have an audit committee, a compensation committee and a nominating and governance committee. The members of the audit committee are Arnold Tinter, Steven Lang and Riccardo Delle Coste. The audit committee is primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and our system of internal controls. Steven Lang is an independent member of the audit committee, as defined above. In the future we expect to have an audit committee comprised of all independent members. The members of the compensation committee are Arnold Tinter, Alice Elliot and Riccardo Delle Coste. The compensation committee is primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers. The members of the nominating committee are Arnold Tinter, Alice Elliot and Steven Lang. The nominating and governance committee is primarily responsible for overseeing corporate governance and for identifying, evaluating and recommending individuals to serve as directors of the company.

Legal Proceedings

To the best of our knowledge, none of our executive officers or directors are parties to any material proceedings adverse to the Company, have any material interest adverse to the Company or have been subject to legal, administrative or judicial orders, proceedings or decrees required to be disclosed.

Code of Ethics

Our Chief Executive Officer, and our Chief Financial Officer are bound by a Code of Ethics that complies with Item 406 of Regulation S-K of the Exchange Act.

16

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers and beneficial holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities.

To our knowledge, based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Barfresh under 17 CFR 240.16a-3(e) during our most recent fiscal year and Forms 5 and amendments thereto furnished to Barfresh with respect to our most recent fiscal year or written representations from the reporting persons, we believe that during the fiscal year ended December 31, 2017 our directors, executive officers and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements with the exception of the following:

●	Joseph Cugine, late filing of Form 4
●	Joseph Tesoriero, late filing of Form 4
●	Isabelle Ortiz-Cochet, late filing of Form 4
●	Alexander H. Ware, late filing of Form 4
●	Alice Elliot, late filing of Form 4
●	Steve Lang, late Form 4
●	Riccardo Delle Coste, late Form 4

Legal Proceedings

To the best of our knowledge, none of our executive officers or directors are parties to any material proceedings adverse to the Company, have any material interest adverse to the Company or have, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against him/her or any business of which he/she was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities, futures, commodities or banking activities;

●	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been subject to, or party to, any judicial or administrative order, judgment, decree , or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation, (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of October 10, 2018, for (i) each shareholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of October 10, 2018. As of October 10, 2018, the Company had 120,756,547 shares of common stock outstanding. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of October 23, 2018 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

17

	Common Stock
Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of class o/s
Riccardo Delle Coste (2) (3) (4) (5)	20,744,573	17.06%

Steven Lang (6) (7) (8) (9)	20,040,849	16.51%

Joseph Tesoriero (10) (11) (12)	1,200,829	0.99%

Arnold Tinter (13) (14)	950,000	0.79%

Joe Cugine (15) (16) (17)	2,743,305	2.25%

Alice Elliot (18) (19) (20)	960,718	0.79%

Alexander Ware (23) (24) (25)	421,990	0.35%

Isabelle Ortiz-cochet (26) (27) 2 Allee De Longchamp Suresnes, France	171,832	0.14%

All directors and officers as a group (8 persons)	47,234,096	37.90%

Unibel (28) (29) 2 Allee De Longchamp Suresnes, France 92150	24,187,500	18.70%

IBEX Investors LLC (fka) Lazarus Investment Partners LLLP (30) 3200 Cherry Creek South Drive Suite 670 Denver, CO 80209	16,245,766	13.17%

Wolverine Asset Management, LLC (“WAM”)(31) (32) 175 West Jackson Blvd. Suite 340 Chicago, IL 60604	6,501,600	5.30%

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(1)The address of those listed, except as noted is c/o Barfresh Food Group Inc., 8383 Wilshire Blvd., Beverly Hills, CA 90211
(2) Mr. Delle Coste is the Chief Executive Officer, President and a Director of the Company
(3) Includes 19,471,779 shares owned by R.D. Capital Holdings PTY Ltd. and of which Riccardo Delle Coste is deemed to be a beneficial owner.
(4) Includes 508,333 shares underlying options granted.
(5) Includes 283,444 shares underlying warrants issued in connection with promissory notes the holder of which is R.D. Capital Holdings PTY Ltd. And of which Riccardo Delle Coste is deemed to be a beneficial owner.
(6) Mr. Lang is a Director of the Company
(7) Includes 19,072,451 shares owned by Sidra Pty Limited of which Steven Lang is deemed to be a beneficial owner
(8) Includes 480,757 shares underlying options granted
(9) Includes 166,668 shares underlying warrants issued in connection with a promissory note the holder of which is Sidra PTY Limited
(10) Mr. Tesoriero is the Chief Financial Officer of the Company
(11) Includes 634,855 shares underlying options granted.
(12) Includes 76,629 shares underlying warrants issued in connection with a promisory note and conversion thereof.
(13) Mr. Tinter is the Secretary and a Director of the Company
(14) Includes 150,000 shares underlying options granted
(15) Mr. Cugine is President of a subsidiary of the Company and a Director
(16) Includes 794,596 shares underlying options granted.
(17) Includes 96,020 shares underlying warrants issued in connection with purchase of common shares.
(18) Ms. Elliot is a Director of the Company
(19) Includes 360,000 shares owned by Elliot-Herbst LP of which Alice Elliot is deemed to be a beneficial owner
(20) Includes 64,599 shares owned by Elliot-Herbst Family LLC of which Ms. Elliot is deemed to be a beneficial owner
(21) Includes 314,499 shares underlying options granted
(22) Includes 130,000 shares underlying warrants issued in connection with purchase of common shares
(23) Mr. Ware is a Director of the Company
(24) Includes 301,848 shares owned by The Alexander Ware Revocable Trust of which Mr. Ware is deemed to be a beneficail owner
(25) Includes 78,125 shares underlying warrants issued to The Alexander Ware Revocable Trust in connection with purchase of common stock.
(26) Ms. Ortiz-cochet is a Director of the Company
(27) Includes 171,832 shares underlying options granted
(28) Includes 7,812,500 shares underlying warrants issued in connection with the purchase of common stock.
(29) Includes750,000 shares underlying warrants issued in connection with a convertible promissory note
(30) Includes 2,633,333 shares underlying warrants issued in connection with the purchase of common stock.
(31) Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited and has voting and dispositive power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc., the general partner of Wolverine Holdings.
(32) Includes 2,000,000 shares underlying warrants issued in connection with the purchase of common stock.

19

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized share capital consists of 295,000,000 shares of common stock, par value $0.000001 per share and 5,000,000 shares of preferred stock, par value $0.000001 per share. As of October 10, 2018, 120,756,547 shares of our common stock were outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our shareholders, other than any matter that (i) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (ii) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Holders of our common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our board of directors after taking into account various factors, including:

●	general business conditions;

●	industry practice;

●	our financial condition and performance;

●	our future prospects;

●	our cash needs and capital investment plans;

●	our obligations to holders of any preferred stock we may issue;

●	income tax consequences; and

●	the restrictions Delaware and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our shareholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

20

LEGAL MATTERS

The validity of the common stock to be sold under this prospectus will be passed upon for us by Libertas Law Group, Inc. Libertas Law Group, Inc. and its principal, Mark Y. Abdou, beneficially own 1,523,091 shares of the Company’s common stock, including 30,000 shares underlying Series G Warrants, 54,805 shares underlying Series J Warrants and 75,102 shares underlying Series L warrants and 81,818 underlying convertible notes. Libertas Law Group, Inc. is a selling shareholder under the prospectus.

EXPERTS

Our financial statements, as of December 31, 2017 and 2016 and for the years then ended appearing in the prospectus, have been audited by Eide Bailly LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing herein, which report expresses an unqualified opinion, and are included in reliance upon such report and upon authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company’s Certificate of Incorporation. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company’s board of directors and is subject to the SEC’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

21

DESCRIPTION OF BUSINESS

PART I

Item 1. Business.

Business Overview

Barfresh is a leader in the creation, manufacturing and distribution of ready to blend frozen beverages. The current portfolio of products includes smoothies, shakes and frappes. Products are packaged in two distinct formats. The Company’s original single serve format features portion controlled and ready to blend beverage ingredient packs or “beverage packs”. The beverage packs contain all of the solid ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt or ice cream), real fruit pieces, juices and ice – five ounces of water are added before blending. The Company’s bulk “Easy Pour” format also contains all of the solid ingredients necessary to make the beverage, packaged in gallon containers in a concentrated formula that is mixed “one to one” with water. The Company has recently launched a “no sugar added” version of the bulk “Easy Pour” format that is specifically targeted for the USDA national school meal program, including the School Breakfast Program, the National School Lunch Program, and Smart Snacks in Schools Program.

Domestic and international patents and patents pending are owned by Barfresh, as well as related trademarks for all of the single serve products. Patent rights have been granted in 13 jurisdictions including the United States. In addition, the Company has purchased all of the trademarks related to the patented products.

The Company conducts sales through several channels, including National Accounts, Regional Accounts, and Broadline Distributors. Barfresh’s primary broadline distribution arrangement is through an exclusive nationwide agreement with Sysco Corporation (“Sysco”), the U.S.’s largest broadline distributor, which was entered into during July 2014, and renewed for an additional two year term on October 2, 2017.

During 2016 and 2017 the Company announced that it had signed supply agreements with several of the major global on-site foodservice operators. On March 8, 2018, the Company announced that it had signed a new supply agreement with one of the largest of these foodservice operators, for exclusive distribution of four of Barfresh’s single serve sku’s to approximately one thousand food service locations. Distribution of product to these locations through SYSCO will begin during April of 2018. This new agreement, marks the culmination of successful in market tests conducted at several locations, and makes Barfresh’s blended beverages available across many of the most attractive locations of the customer’s diverse customer base.

22

The Company also sells to broadline distributors that supply products to the food services market place. Effective July 2, 2014, the Company entered into an exclusive agreement with Sysco Merchandising and Supply Chain Services, Inc. for resale by the Sysco Corporation (“Sysco”) to the foodservice industry of the Company’s ready-to-blend smoothies, shakes and frappes. Pursuant to that agreement, all Barfresh products are included in Sysco’s national core selection of beverage items, making Barfresh its exclusive single-serve, pre-portioned beverage provider. The agreement is mutually exclusive; however, Barfresh may also sell the products to other foodservice distributors, but only to the extent required for such foodservice distributors to service multi-unit chain operators with at least 20 units and where Sysco is not such multi- unit chain operator’s nominated distributor for our products. On October 2, 2017, the Sysco agreement was extended for an additional two year period, and expanded to cover bulk easy pour products, on a non-exclusive basis.

On October 26, 2015, Barfresh signed a five year agreement with PepsiCo North America Beverages, a division of PepsiCo, to become its exclusive sales representative within the food service channel to present Barfresh’s line of ready-to-blend smoothies and frozen beverages throughout the United States and Canada. Through this agreement, Barfresh’ products are included as part of PepsiCo’s offerings to its significant customer base. The agreement facilitates access to potential National customer accounts, through introductions provided by PepsiCo’s one-thousand plus person foodservice sales team. Barfresh products have become part of PepsiCo’s customer presentations at national trade shows and similar venues.

Barfresh utilizes contract manufacturers to manufacture all of its products in the United States. Production lines are currently operational at two locations. The first location is in Salt Lake City, which currently produces both bulk easy pour and single serve products. Annual production capacity with this contract manufacturer is 14 million units per year. The second location is with Yarnell Operations, LLC., a subsidiary of Shulze and Burch, located in Arkansas. The Yarnell’s agreement, which was signed during February, 2016, and secures the capacity to ramp up to an incremental production capacity of 100 million units. Yarnell’s location enhances the company’s ability to efficiently move product throughout the supply chain to destinations in the eastern United States, home to many of the country’s large foodservice outlets.

Our corporate office is located at 8383 Wilshire Blvd., Suite 750, Beverly Hills, CA 90211. Our telephone number is (310) 598-7113 and our website is www.barfresh.com.

Corporate History and Background

The Company, which was incorporated in Delaware on February 25, 2010, was originally formed to produce movies. As the result of the reverse merger, more fully described below, the Company is now engaged in the manufacturing and distribution of ready to blend beverages, particularly, smoothies, shakes and frappes.

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Reorganization and Recapitalization

During January, 2012, the Company entered into a series of transactions pursuant to which Barfresh Inc., a Colorado corporation (“Barfresh NV”), was acquired, spun-out prior operations to the former principal shareholder, completed a private offering of securities for an aggregate purchase price of approximately $999,998, conducted a four for one forward stock split and changed the name of the Company. The following describes the steps of this reorganization:

●	Acquisition of Barfresh NV. We acquired all of the outstanding capital stock of Barfresh NV in exchange for the issuance of 37,333,328 shares of our $0.000001 par value common stock pursuant to a Share Exchange Agreement between us, our former principal shareholder, Barfresh NV and the former shareholders of Barfresh NV. As a result of this transaction, Barfresh NV became our wholly owned subsidiary and the former shareholders of Barfresh NV became our controlling shareholders.

●	Spinout of prior business. Immediately prior to the acquisition of Barfresh NV, we spun-out our previous business operations to a former officer, director and principal shareholder, in exchange for all of the shares of our common stock held by that person. Such shares were cancelled immediately following the acquisition.

●	Financing transaction. Immediately following the acquisition of Barfresh, we sold an aggregate of 1,333,332 shares of our common stock and five-year warrants to purchase 1,333,332 shares of common stock at a per share exercise price of $1.50 in a private offering for gross proceeds of $999,998, less expenses of $26,895.

●	Change of name. Subsequent to the merger, we changed the name of the Company from Moving Box Inc. to Barfresh Food Group Inc.

●	Forward stock split. Subsequent to the merger, we conducted a four for one forward stock split of the Company’s common stock.

Products

The Company’s products are made in two formats. The first is in portion controlled single serving beverage ingredient packs, suitable for smoothies, shakes and frappes that can also be utilized for cocktails and mocktails. These packs contain all of the ingredients necessary to make a smoothie, shake or frappe, including the ice. Simply add water, empty the packet into a blender, blend and serve. The second format is the bulk “Easy Pour” format. The Company’s bulk “Easy Pour” format also contains all of the solid ingredients necessary to make the beverage, packaged in gallon containers in a concentrated formula that is mixed “one to one” with water.

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THE barfresh PROCESS:

FROM FROZEN PACK:

1 Tear open frozen pack and pour ingredients into blender bowl

11oz. single serve pack

\+

2 Add 5 ounces of water to blender bowl

5 oz. water

\+

3 Blend and serve

15 seconds in a blender

=

Whirl Class 16 oz. Blended Beverage

NO FREEZER ON THE LINE? NO PROBLEM:

1 Thaw frozen pack of ingredients in refrigerator. Once thawed, tear and pour liquid ingredients into blender bowl (use liquid within 3 days of thawing pack)

11oz. single serve pack

\+

2 Add ¾ cup of ice (6.5 oz. weighted) to blender bowl

\+

3 Blend and serve

15 seconds in a blender

=

Whirl Class 16 oz. Blended Beverage

BARFRESH BULK SOLUTION:

1

1 gallon of concentrate

\+

1:1 ratio

2

H2O

1 gallon of water

\+

3

=

Any Size Finished Smoothie

3

25

The following flavors are available as part of our standard portfolio of single serve products:

Barfresh Product Portfolio

Caribbean Smoothie

Sweet mango & tangy pineapple, all natural pear juice

Vanilla Shake

low fat vanilla bean ice cream, milk

Triple Berry Smoothie

Strawberries, blueberries, pineapple, and pear, raspberry, blueberry juice

Ingredient Line Guidelines: Smoothies

- Less than 300 calories
- Less than 6 grams of total fat
- Less than 2 grams of saturated fat
  Greater than 3 grams for fiber
- Greater than 8 grams of protein for yogurt smoothies
- Gluten Free; 99% Fat Free; Kosher

Mango Burst Smoothie

sweet, juicy mango, all natural apple juice

Caramel Macchiato Frappe

espresso coffee, caramel, low fat chocolate, ice cream, milk

Mocha Frappe

espresso coffee, low fat chocolate ice cream, milk

Strawberry Banana Smoothie

sweet strawberries & ripe bananas, low fat frozen yogurt, all natural pear juice

4

Some of the key benefits of the products for the end consumers that drink the products include:

●	From as little as 150 calories (per serving)

●	Real fruit in every smoothie

●	Dairy free options

●	Kosher approved

●	Gluten Free

Customer Marketing Material

A wide range of consumer marketing materials has been created to assist customers in selling blended beverages.

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Marketing Support - Customizable

Machine Wraps

SMOOTHIES AND FRAPPES

Drive Thru Menu

WHIRL
SMOOTHIES, SHAKES & FRAPPES

Stand-Up Boards

WHIRL
SMOOTHIES

Stand Up Banners

WHIRL

Table Cards, Counter Cards, Danglers

new
SMOOTHIES AND FRAPPES

Menu Boards

Building Wraps

7

Research and Development

The Company incurred research and development expenses for the year ended December 31, 2017 in the amount of $574,989 and for the year ended December 31, 2016 in the amount of $432,146. The increase in Research and Development expenses was primarily attributable to commissioning of new production lines at our contract manufacturer facilities, and increased activity in creating unique flavors for potential customers in our national account pipeline.

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Competition

There is significant competition in the smoothie market at both the consumer purchasing level and also the product level.

The competition at the consumer level is primarily between specialized juice bars (e.g. Jamba Juice) and major fast casual and fast food restaurant chains (such as McDonalds). Barfresh does not compete specifically at this level but intends to supply its product to customers that fall within these segments to enable them to compete for consumer demand.

There may also be new entrants to the smoothie market that may alter the current competitor landscape.

The existing competition from a product perspective can be separated into three categories:

● Specialized juice bar products: The product is made in-store and each ingredient is added separately.

● Syrup based products: The fruit puree is supplied in bulk and not portion controlled for each smoothie. These types of products still require the addition of juice, milk or water and/or yogurt and ice. While there are a number of competitors for this style of product, the two dominant competitors are Island Oasis and Minute Maid.

● Portion pack products: These products contain only the fruit and yogurt and require the addition of juice or milk and ice. The two dominant competitors are General Mills’ Yoplait Smoothies and Inventure Group’s Jamba Smoothies.

The Company believes that its single serve products afford a very significant competitive advantage based on ease of use, portion control, premium quality, and minimal capital investment required to enable a customer to begin to carry Barfresh beverage products. The Company also believes that its bulk “Easy Pour” product represents an attractive alternative delivery method for customers that serve high volume locations, where speed of service over extended periods is a critical requirement. The Company has recently launched a “no sugar added” version of the bulk “Easy Pour” format that is specifically targeted for the USDA national school meal program, including the School Breakfast Program, the National School Lunch Program, and Smart Snacks in Schools Program.

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Intellectual Property

Barfresh owns the domestic and intellectual property rights to its products’ sealed pack of ingredients used in its single serve products.

In November 2011, the Company acquired patent applications filed in the United States (Patent Application number 11/660415) and Canada (Patent Application number 2577163) from certain related parties. The United States patent was originally filed on December 4, 2007 and it was granted during August of 2017. The Canadian patent was originally filed on August 16, 2005 and it was granted on May 27, 2014.

On October 15, 2013, the Company acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty, have been granted in 13 jurisdictions and are pending in the remainder of the jurisdictions that have signed the PCT. In addition, the Company purchased all of the trademarks related to the patented products.

Governmental Approval and Regulation

The Company is not aware of the need for any governmental approvals of its products.

The Company utilizes contract manufacturers. Before entering into any manufacturing contracts, the Company determines that the manufacturer meets all government requirements.

Environmental Laws

The Company does not believe that it will be subject to any environmental laws, either state or federal. Any laws concerning manufacturing will be the responsibility of the contract manufacturer.

Employees

The Company currently has 30 employees and 3 consultants. There are currently 20 employees and 1 consultant selling our products. We have recently restructured our sales force, eliminating 18 full time positions over a twelve month period, while at the same time expanding our brokerage network.

Research and Development

The Company incurred research and development expenses for the year ended December 31, 2017, in the amount of $574,989, and for the year ended December 31, 2016 in the amount of $432,146. The increase in Research and Development expenses was primarily attributable to commissioning of new production lines at our contract manufacturer facilities, and increased activity in creating unique flavors for potential customers in our national account pipeline.

29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion includes forward-looking statements, as that term is defined in the federal securities laws, based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate”, “estimate”, “plan”, “continuing”, “ongoing”, “expect”, “believe”, “intend”, “may”, “will”, “should”, “could” and similar expressions are used to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. Factors that may affect our results include, but are not limited to, the risk factors set forth in this prospectus under the heading “Risk Factors”. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Barfresh is a leader in the creation, manufacturing and distribution of ready to blend frozen beverages. The current portfolio of products includes smoothies, shakes and frappes. Products are packaged in two distinct formats. The Company’s original single serve format features portion controlled and ready to blend beverage ingredient packs or “beverage packs”. The beverage packs contain all of the solid ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt or ice cream), real fruit pieces, juices and ice – five ounces of water are added before blending.

The Company’s bulk “Easy Pour” format also contains all of the solid ingredients necessary to make the beverage, packaged in gallon containers in a concentrated formula that is mixed “one to one” with water. The Company has a “no sugar added” version of the bulk “Easy Pour” format that is specifically targeted for the USDA national school meal program, including the School Breakfast Program, the National School Lunch Program, and Smart Snacks in Schools Program. The Company is currently in contract to sell its bulk Easy Pour products into over 300 schools. In addition, the Company received approval from the United States Defense Logistics Agency (“DLA”) to sell its smoothie products into all branches of the U.S. Armed Forces, and is currently in contract to sell its bulk Easy Pour products into over fifty military bases in the United States.

Domestic and international patents and patents pending are owned by Barfresh, as well as related trademarks for all of the single serve products. Patent rights have been granted in 13 jurisdictions including the United States. In addition, the Company has purchased all of the trademarks related to the patented products.

The Company conducts sales through several channels, including National Accounts, Regional Accounts, and Broadline Distributors. Barfresh’s primary broadline distribution arrangement is through an exclusive nationwide agreement with Sysco Corporation (“Sysco”), the U.S.’s largest broadline distributor, which was entered into during July 2014, and renewed for an additional two year term on October 2, 2017.

During 2016 and 2017 the Company announced that it had signed supply agreements with several of the major global on-site foodservice operators. On March 8, 2018, the Company announced that it had signed a new supply agreement with one of the largest of these foodservice operators, for exclusive distribution of four of Barfresh’s single serve sku’s.

The Company also sells to broadline distributors that supply products to the food services market place. Effective July 2, 2014, the Company entered into an exclusive agreement with Sysco Merchandising and Supply Chain Services, Inc. for resale by the Sysco Corporation (“Sysco”) to the foodservice industry of the Company’s ready-to-blend smoothies, shakes and frappes. Pursuant to that agreement, all Barfresh products are included in Sysco’s national core selection of beverage items, making Barfresh its exclusive single-serve, pre-portioned beverage provider. The agreement is mutually exclusive; however, Barfresh may also sell the products to other foodservice distributors, but only to the extent required for such foodservice distributors to service multi-unit chain operators with at least 20 units and where Sysco is not such multi- unit chain operator’s nominated distributor for our products. On October 2, 2017, the Sysco agreement was extended for an additional two year period, and expanded to cover bulk easy pour products, on a non-exclusive basis.

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On October 26, 2015, Barfresh signed a five year agreement with PepsiCo North America Beverages, a division of PepsiCo, to become its exclusive sales representative within the food service channel to present Barfresh’s line of ready-to-blend smoothies and frozen beverages throughout the United States and Canada. Through this agreement, Barfresh’ products are included as part of PepsiCo’s offerings to its significant customer base. The agreement facilitates access to potential National customer accounts, through introductions provided by PepsiCo’s one-thousand plus person foodservice sales team. Barfresh products have become part of PepsiCo’s customer presentations at national trade shows and similar venues.

Barfresh utilizes contract manufacturers to manufacture all of the products in the United States. Production lines are currently operational at two locations. The first location is in Salt Lake City, which currently produces both bulk easy pour and single serve products. Annual production capacity with this contract manufacturer is 14 million units per year. The second location is with Yarnell Operations, LLC., a subsidiary of Shulze and Burch, located in Arkansas. The Yarnell’s agreement, which was signed during February, 2016, and secures the capacity to ramp up to an incremental production capacity of 100 million units. Yarnell’s location enhances the company’s ability to efficiently move product throughout the supply chain to destinations in the eastern United States, home to many of the country’s large foodservice outlets.

During November, 2016, the Company received an equity investment from Unibel, the majority shareholder of the Bel Group (“Unibel”). The Bel Group is headquartered in Paris, France, with global operations in 33 countries, 30 production sites on 4 continents and nearly 12,000 employees. Its many branded products, including The Laughing Cow®, Mini Babybel® and Boursin®, are sold in over 130 countries around the world. Pursuant to the securities purchase agreement, Unibel purchased 15,625,000 shares of common stock at $0.64 per share (“Shares”) and warrants to purchase 7,812,500 shares of common stock (“Warrants”) for aggregate gross proceeds to Barfresh of $10 million. The Warrants are exercisable for a term of five years at a per share price of $.88 for cash. Pursuant to the Investor Rights agreement, Barfresh has registered the Shares and the Warrants, and Unibel was granted a seat on the Barfresh Board. This strategic investment provided Barfresh with necessary capital while leveraging Unibel’s more than 150 years of industrial expertise, innovative capabilities, world-class marketing and branding expertise to accelerate our growth in new and existing markets and product channels.

On February 14, 2018, we announced the private placement of convertible notes with gross proceeds of $4.1 million. Funding was contingent upon achievement of two milestones. The closing of the first 60% of this amount occurred between March 12 and 22, 2018 upon the Company’s achievement of the first milestone – entry by the Company into a material agreement or series of related agreements with a national account for the sale of its products into approximately 1,000 new locations. After the initial private placement, investors were offered the opportunity to accelerate the issuance of the additional warrant by increasing their convertible note investment by 10% to 20%. After the close of the first quarter, a number of investors took advantage of this acceleration opportunity, resulting in an increase in the amount of the total convertible note by $ 177,300 and the issuance of 930,332 additional warrants. The balance of the principal amount was contingent upon achievement of a second milestone – the Company’s entry into a material agreement or series of related agreements with a national account for the sale of its products into approximately 2,500 new locations. In the fourth quarter, the Company and certain investors agreed to subsequently amend the second milestone to allow for written notification of the approval of the roll-out in lieu of requiring a binding material agreement. [As such, the Company funded an additional $1.3 million in the fourth quarter].

The convertible notes are unsecured and have (i) a two-year term, (ii) a 10% annual coupon to be paid in cash or stock at the Company’s discretion at a conversion price equal to 85% of the average closing bid prices of the Common Stock over the twenty (20) consecutive trading day period immediately preceding the payment date, but in no event lower than sixty cents ($0.60) per share of Common Stock. The investor’s may elect to convert their principal into common stock at a conversion price equal to the lower of: (i) $0.88 per share of Common Stock, or (ii) 85% of the average closing bid prices of the Common Stock over the twenty (20) consecutive trading day period immediately preceding the date of investor’s election to convert; but in no event lower than $0.60 per share of Common Stock. Investors also received warrant coverage of 25% of the number of shares that would be issuable upon a full conversion of the principal amount at an average of the twenty consecutive trading day period immediately preceding the applicable closing date. If any principal amount remains outstanding after the one-year anniversary of the closing, investors will be granted an additional warrant with identical terms. The warrants are exercisable for a period of three years for cash at the greater of 120% of the closing price or $0.70 per share of common stock.

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Currently we have 24 employees and 2 consultants. There are currently 14 employees and 1 consultant selling our products.

Critical Accounting Policies

Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers, revenue is recognized when a customer obtains ownership of promised goods. The Company adopted this standard at the beginning of fiscal year 2018, with no significant impact to its financial position or results of operations, using the modified retrospective method. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods. The Company applies the following five steps:

1)	Identify the contract with a customer

A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for goods or services that are transferred is probable. For the Company, the contract is the approved sales order, which may also be supplemented by other agreements that formalize various terms and conditions with customers.

2)	Identify the performance obligation in the contract

Performance obligations promised in a contract are identified based on the goods or that will be transferred to the customer. For the Company, this consists of the delivery of frozen beverages, which provide immediate benefit to the customer.

3)	Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods, and is generally stated on the approved sales order. Variable consideration, which typically includes volume-based rebates or discounts, are estimated utilizing the most likely amount method.

4)	Allocate the transaction price to performance obligations in the contract

Since our contracts contain a single performance obligation, delivery of frozen beverages, the transaction price is allocated to that single performance obligation.

5)	Recognize Revenue when or as the Company satisfies a performance obligation

The Company recognizes revenue from the sale of frozen beverages when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. Customer sales incentives such as volume-based rebates or discounts are treated as a reduction of sales at the time the sale is recognized. Shipping and handling costs are treated as fulfillment costs and presented in distribution, selling and administrative costs.

The company evaluated the requirement to disaggregate revenue, and concluded that substantially all of its revenue comes from a single product, frozen beverages.

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Impairments

We periodically evaluate whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value.

Share-based Compensation

We account for share-based employee compensation plans under the fair value recognition and measurement provisions in accordance with applicable accounting standards, which require all share-based payments to employees, including grants of stock options and restricted stock units (RSUs), to be measured based on the grant date fair value of the awards, with the resulting expense generally recognized on a straight-line basis over the period during which the employee is required to perform service in exchange for the award.

Derivative Liability

The Company evaluates its convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging.” The result of this accounting treatment is that the fair value of any derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as gain/loss from derivative liability. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. We analyzed the derivative financial instruments in accordance with ASC 815. The objective is to provide guidance for determining whether an equity-linked financial instrument is indexed to an entity’s own stock. This determination is needed for a scope exception which would enable a derivative instrument to be accounted for under the accrual method. The classification of a non-derivative instrument that falls within the scope of ASC 815-40-05 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” also hinges on whether the instrument is indexed to an entity’s own stock. A non-derivative instrument that is not indexed to an entity’s own stock cannot be classified as equity and must be accounted for as a liability. There is a two-step approach in determining whether an instrument or embedded feature is indexed to an entity’s own stock. First, the instrument’s contingent exercise provisions, if any, must be evaluated, followed by an evaluation of the instrument’s settlement provisions. The Company utilized the fair value standard set forth by the Financial Accounting Standards Board, defined as the amount at which the assets (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

Results of Operations

Results of Operation for Three Months Ended September 30, 2018 as Compared to the Three Months Ended September 30, 2017

Revenue and cost of revenue

Revenue increased $940,262 (138%) from $679,952 in 2017 to $1,620,214 in 2018. The increase in revenue is primarily the result of the rollout of our new bulk Easy Pour product which began during the first quarter of 2017 and has continued to gain momentum during 2018. Our products continue to be distributed through all 72 of Sysco’s U.S. mainland distribution centers, as well as through new customers beyond the Sysco distribution network.

Cost of revenue for 2018 was $723,219 as compared to $334,376 in 2017. Our gross profit was $896,495 (55.3%) and $345,576 (50.8%) for 2018 and 2017, respectively. This improvement was driven by a number factors, including leverage due to larger scale of production and product mix. We anticipate that our gross profit percentage for the remainder of 2018 will be comparable to the current quarter.

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Operating expenses

Our operations were primarily directed towards increasing sales and expanding our distribution network.

Our general and administrative expenses decreased $198,570 (8.5%) from $2,337,634 in 2017 to $2,139,064 in 2018, with the improvement primarily driven by lower personnel expenses resulting from the realignment of our sales force. The following is a breakdown of our general and administrative expenses for the three months ended September 30, 2018 and 2017:

	three months ended September 30,	three months ended September 30,
	2018	2017	Difference
Personnel costs	$724,101	$998,886	$(274,785)
Stock based compensation/options	134,082	259,949	(125,867)
Legal and professional fees	87,170	103,729	(16,559)
Travel	107,223	84,694	22,529
Rent	46,614	42,674	3,940
Marketing and selling	382,587	188,038	194,549
Consulting fees	17,450	58,870	(41,420)
Director fees	75,000	100,000	(25,000)
Research and development	150,299	107,324	42,975
Shipping and Storage	259,164	235,683	23,481
Other expenses	155,374	157,787	(2,413)
	$2,139,064	$2,337,634	$(198,570)

Personnel cost represents the cost of employees including salaries, bonuses, employee benefits and employment taxes and continues to be our largest cost. Personnel cost decreased $274,785 (28%) from $998,886 to $724,101. During the fourth quarters of 2016 and 2017, we realigned ours sales force to a more efficient model, by increasing the number of dedicated sales brokers that represent our products, and reducing the number of sales force employees. When taking into consideration start dates for new employees, and separation dates for those employees who left our workforce, we had 43 full time employees during 2016, and we currently have 24 full time employees.

Stock based compensation is used as an incentive to attract new employees and to compensate existing employees. Stock based compensation includes stock issued and options granted to employees and non-employees. Stock compensation for the current quarter was $134,082, a decrease of $125,785, or 48%, from the year ago quarter expense of $259,949. The decrease is primarily due to reductions in our workforce and the timing of equity grants. The Company issues additional stock options to its employees from time to time under its Equity Compensation Plan.

Legal and professional fees decreased $16,559 (16%) from $103,729 in 2017 to $87,170 in 2018. The decrease was primarily due to a timing of legal services required. We anticipate legal fees related to our business and financing activities to increase as our business continues to grow.

Travel expenses increased $22,529 (27%) from $84,694 in 2017 to $107,223 in 2018. The increase is primarily due to the net effect of the decrease in travel costs associated with terminated employees, offset by the increase in per employee travel costs as remaining employees have been asked to cover larger territories. We anticipate that travel expenses for the balance of this year will be comparable to the current quarter.

Rent expense is primarily for our location in Beverly Hills, California. Rent expense for the Beverly Hills office is approximately $14,488 per month. We lease office space at 8383 Wilshire Boulevard, Beverly Hills, California pursuant to a new lease that commenced on November 1, 2016 and expires March 31, 2019.

Marketing and selling expenses increased $194,549 (103%) from $188,038 in 2017 to $382,587 in 2018. Higher marketing and selling expenses were primarily due to higher sales agent commissions associated with higher sales during the quarter.

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Consulting fees were $17,450 in 2018, as compared with $58,870 in 2017. Our consulting fees vary based on needs. We engaged consultants in the areas of sales and operations during the quarter. The need for future consulting services will be variable.

Director fees decreased $25,000 from $100,000 in 2017 to $75,000 in 2018. Annual director fees are anticipated at $50,000 per non-employee director.

Research and development expenses increased $42,975, (40%) from $107,324 in 2017 to $150,299 in 2018. These expenses relate to the services performed by our Director of Manufacturing and Product Development, and consultants supporting that employee. These activities are primarily directed towards to development of new products.

Shipping and storage expense increased $23,481 (10%) from $235,683 in 2017 to $259,164 in 2018. Shipping and storage expense as a percentage of revenue decreased from 35% in 2017 to 16% in 2018. This improvement is primarily due to the growth of the scale of our business, and the corresponding cost savings associated with freight movement. We anticipate that shipping and storage expense as a percentage of sales will continue to reduce during the balance of the year, as the Company continues to take advantage of more efficient distribution arrangements.

Other expenses consist of ordinary operating expenses such as investor relations, office, telephone, insurance, and stock related costs. We anticipate these expenses to be comparable for the balance of the year.

We had operating losses of $1,407,171 and $2,086,033 for the three month periods ended September 30, 2018 and 2017, respectively. The improvement of $678,862, or 32.5%, was primarily due to higher gross profit margin on higher sales, and lower G&A expenses.

Interest expense in the third quarter of 2018 is $196,201. Interest relates to convertible debt in the amount of $2,527,500 that was issued on March 14, 2018, which bears interest at 10%, and to a note payable in the amount of $200,000 that was issued on March 5, 2018, which bears interest at 12%. Interest expense includes amortization of $121,508 of the value of warrants issued with the convertible debt.

The change in fair value of the derivative liability resulted in a loss of $5,911 for the three months ended September 30, 2018, and the warrant modification expense was $290,300.

We had net losses of $1,899,583 and $2,086,033 in the three month periods ended September 30, 2018 and 2017.

Results of Operation for Nine Months Ended September 30, 2018 as Compared to the Nine Months Ended September 30, 2017

Revenue and cost of revenue

Revenue increased $1,708,372 (105%) from $ 1,621,119 in 2017 to $ 3,329,451 in 2018. The increase in revenue is primarily the result of the rollout of our new bulk Easy Pour product which began during the first quarter of 2017 and has continued to gain momentum during 2018. Our products continue to be distributed through all 72 of Sysco’s U.S. mainland distribution centers, as well as through new customers beyond the Sysco distribution network.

Cost of revenue for 2018 was $ 1,521,873 as compared to $ 822,902 in 2017. Our gross profit was $ 1,807,578 (54.3%) and $ 798,217 (49.2%) for 2018 and 2017, respectively. We anticipate that our gross profit percentage for the remainder of 2018 will be approximately 50%.

Operating expenses

Our operations during 2018 and 2017 were primarily directed towards increasing sales and expanding our distribution network.

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Our general and administrative expenses decreased $711,468 (10%) from $7,174,457 in 2017 to $6,462,989 in 2018, with the improvement primarily driven by lower personnel expenses resulting from the realignment of our sales force. The following is a breakdown of our general and administrative expenses for the nine months ended September 30, 2018 and 2017:

	nine months ended September 30,	nine months ended September 30,
	2018	2017	Difference
Personnel costs	$2,461,772	$3,276,377	$(814,605)
Stock based compensation/options	498,527	876,253	(377,726)
Legal and professional fees	326,894	359,961	(33,067)
Travel	318,383	313,094	5,289
Rent	147,197	130,472	16,725
Marketing and selling	848,601	453,280	395,321
Consulting fees	53,109	155,371	(102,262)
Director fees	187,500	156,296	31,204
Research and development	493,969	447,927	46,042
Shipping and Storage	718,509	468,952	249,557
Other expenses	408,528	536,474	(127,946)
	$6,462,989	$7,174,457	$(711,468)

Personnel cost represents the cost of employees including salaries, bonuses, employee benefits and employment taxes and continues to be our largest cost. Personnel cost decreased $ 814,605 (24.9%) from $3,276,377 to $ 2,461,772. During 2016 and 2017, we affected restructurings of our sales force, whereby we eliminated full time sales positions, and replaced the associated sales territory coverage with brokerage arrangements. This change has allowed our remaining sales force to more effectively focus on pursuing larger accounts, while our expanded brokerage network will support and expand our “up and down the street” business.

Stock based compensation is used as an incentive to attract new employees and to compensate existing employees. Stock based compensation includes stock issued and options granted to employees and non-employees. Stock compensation for the first nine months of 2018 was $ 498,527 a decrease of $ 377,726, or 43%, as compared with the first nine months of 2017, which was $876,523. The decrease in stock based compensation expense was primarily due to reductions in our workforce and the timing of equity grants The Company issues additional stock options to its employees from time to time under its Equity Compensation Plan.

Legal and professional fees decreased $ 33,067 (9.2%) from $ 359,961 in 2017 to $326,894 in 2018. We anticipate that legal fees related to our business and financing activities will increase as our business continues to grow.

Travel expenses increased $ 5,289 (1.7%) from $ 313,094 in 2017 to $318,383 in 2018. The change is primarily due to the net effect of a reduction in travel costs associated with terminated employees, offset by an increase in per employee travel costs as remaining employees have been assigned larger territories. We anticipate that travel expenses for the balance of this year will be comparable to the quarterly expense for the first nine months of this year. .

Rent expense is primarily for our location in Beverly Hills, California. Rent expense for the Beverly Hills office is approximately $14,488 per month. We have entered into a new lease for office space at 8383 Wilshire Boulevard, Beverly Hills, California. The new lease commenced on November 1, 2016 and expires March 31, 2019.

Marketing and selling expenses increased $ 395,321 (87.2%) from $ 453,280 in 2017 to $ 848,601 in 2018. Higher marketing and selling expenses were primarily due to higher sales commissions associated with higher sales revenue.

Consulting fees decreased $102,262 (65.8%) from $ 155,371 in 2017 to $53,109 in 2018. Our consulting fees vary based on needs. We engage consultants in the areas of sales, operations and accounting. The need for future consulting services will be variable

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Director fees increased $31,204 from $156,296 in 2017 to $187,500 in 2018. Annual director fees are anticipated at $50,000 per non-employee director.

Research and development expenses increased $46,042 (10.3%) from $447,927 in 2017 to $493,969 in 2018. The increase in Research and Development Expense is being driven by an increased need for research and development services, as we continue to expand product offerings, both for our standard SKU’s, and for National Accounts, and commissioning costs at our third party production facility in Searcy, Arkansas.

Shipping and storage expense increased $249,547 (53.2%) from $468,952 in 2017 to $718,509 in 2018. Shipping and storage expense as a percentage of revenue was 21.5% for the first nine months of 2018 and 28.9% for the first nine months of 2017. The higher expense in the first nine months of 2018 is primarily due to expansion of our business. We anticipate that shipping and storage expense as a percentage of sales will continue to reduce during the balance of the year, as the Company is able to take advantage of more efficient distribution arrangements.

Other expenses consist of ordinary operating expenses such as investor relations, office, telephone, insurance, and stock related costs. We anticipate increases in certain of these expenses, as our business continues to grow.

We had operating losses of $5,082,103 and $6,602,816 for the nine month periods ended September 30, 2018 and 2017, respectively.

Interest expense was $426,297 for the nine month period ended September 30, 2018. We did not have any interest expense for the nine month period ended September 30, 2017. Interest primarily relates to convertible debt that was issued during March of 2018. Interest expense includes amortization of $263,356 of the value of warrants issued with the convertible debt.

The change in fair value of the derivative liability resulted in a loss of $253,807 for the nine months ended September 30, 2018, and the warrant modification expense was $290,300.

We had net losses of $6,052,507 and $6,602,816 in the nine month periods ended September 30, 2018 and 2017, respectively.

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Results of Operations

Results of Operation for the Twelve Months Ended December 31, 2017 as Compared to the Twelve Months Ended December 31, 2016

Revenue and Cost of Revenue

Revenue for 2017 was $1,997,012 as compared to $1,457,499 in 2016, an increase of 37%. Our business grew through the continuing expansion of our business relationship with Sysco Corporation (“Sysco”), a major broad line food distributor. We began shipping to Sysco in July 2014, and by early 2016 had our products in all 72 of Sysco’s Operating Companies. Our business also grew as a result of the introduction of our Bulk Easy Pour product during early 2017.

Cost of revenue for 2017 was $1,085,575 as compared to $772,827 in 2016. Our gross profit was $911,437 or 46%, for 2017 and $684,672 or 47% for 2016. We anticipate that our gross profit percentage will improve in the future, as our business gains scale and as we expand our manufacturing operations.

Operating Expenses

Our operations during 2017 were directed towards increasing sales and creating and finalizing customized flavors for potential customers. The increase in our business relationship with Sysco, and the expansion of our product offerings to include Bulk Easy Pour, drove an increase in our selling, marketing, and general and administrative expenses. During the fourth quarter of 2016, and during the fourth quarter of 2017, we re-aligned our sales force to a more efficient model, by increasing the number of dedicated sales brokers that represent our products, and reducing the number of sales force employees.

Primarily as a result of re-aligning our sales force, general and administrative expenses decreased from $10,415,933 in 2016 to $9,492,094 in 2017, a decrease of $923,839, or 9%.

Following is a breakdown of our selling, marketing and general and administrative expenses for 2017 and 2016.

	Twelve months ended	Twelve months ended
	December 31, 2017	December 31, 2016	Difference
Personnel costs	$4,260,946	$5,560,502	$(1,299,556)
Stock based compensation/options	1,360,688	1,133,149	227,539
Legal and professional fees	465,737	425,781	39,956
Travel	422,284	605,920	(183,636)
Rent	142,572	96,151	46,421
Marketing and selling	696,253	730,142	(33,889)
Consulting fees	203,721	242,668	(38,947)
Director fees	206,296	165,227	41,069
Research and development	574,989	432,146	142,843
Shipping Expense and storage	619,871	407,247	212,624
Other expenses	538,737	617,000	(78,262)
	$9,492,094	$10,415,933	$(923,838)

Personnel cost represents the cost of employees including salaries, employee benefits, car allowances, and employment taxes, and continues to be our largest expense. Personnel costs decreased 23%, or $1,299,556, from $5,560,502 in 2016 to $4,260,946 in 2017. During the fourth quarters of 2016 and 2017, we re-aligned our sales force to a more efficient model, by increasing the number of dedicated sales brokers that represent our products, and reducing the number of sales force employees. When taking into consideration start dates for new employees, and separation dates for those employees who left our workforce, we had 43 full time equivalent employees during 2016. At December 31, 2017, we had 30 full time employees, as compared to 34 at December 31, 2016. We do not anticipate any significant change in personnel during 2018.

Stock based compensation is used as an incentive to attract new employees and to compensate and retain existing employees. Stock based compensation includes stock issued and stock options granted to employees and certain non-employees, increased $227,539 (20%) from $1,133,149 in 2016 to $1,360,688 in 2017 in part to offset salary reductions. The fair value of the stock grants is based on the trading value of our shares on the date of the grants and are being amortized over applicable vesting periods. We anticipate making additional grants in the future.

Legal and professional fees, which include accounting and legal services, increased $39,956 (9%) from $425,781 in 2016 to $465,737 in 2017. We anticipate legal fees related to ongoing legal compliance to remain comparable in 2018.

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Travel and entertainment expenses decreased $183,636 (30%) from $605,920 in 2016 to $422,284 in 2017. The decrease is due to the re-alignment of our sales force and the related decrease in the number of personnel traveling on company business.

Rent expense increased $46,421 from $96,151 in 2016 to $142,572 in 2017. Rent expense is primarily incurred for our Headquarters location in Beverly Hills, California. During September of 2016 we relocated our Headquarters location to larger sub-leased premises in Beverly Hills, where the monthly rent of $10,997, increased to $11,327 on November 1, 2017. We have entered into a direct lease on the same premises beginning on March 1, 2018, expiring March 31, 2019, at a monthly rent of $14,488.

Marketing and selling expenses decreased $33,889 (5%), from $730,142 in 2016, to $696,253 in 2017. Lower marketing and selling expenses were primarily due to lower personnel expense and lower sample expense.

Consulting fees decreased from $242,668 in 2016 to $203,721 in 2017, a decrease of $38,947 or 16%. We anticipate consulting costs to continue to decline during 2018.

Director fees for 2017 were $206,296 as compared with $165,227 in 2016. The increase is primarily due to the full year effect of an increase of the number of our directors during the second half of 2016. We currently pay our non-employee directors $50,000 per year. These fees can either be paid in cash, or in stock or stock options, at the election of the director.

The Company incurred research and development expenses for the year ended December 31, 2017, in the amount of $574,989 and for the year ended December 31, 2016 in the amount of $432,146. During the quarter ended September 30, 2016, we re-classified certain personnel expenses that had previously been included in personnel expense, to Research and Development. These expenses relate primarily to the services performed by our Director of Manufacturing and Product Development, and supporting consultant expenses. The re-classification is shown in both the current period and the prior period. The increase in Research and Development expenses was primarily attributable to increased activity in creating unique flavors for potential customers in our national account pipeline. We anticipate this cost continuing in future periods, at an increased rate as compared with 2017.

Shipping and storage expense increased $212,624 (52%), from $407,247 in 2016 to $619,871 in 2017. Shipping and storage expense as a percentage of revenue increased from 28% in 2016 to 31% in 2017. The higher expense in 2017 is due to a number of factors, including the continued movement of inventory to new forward warehouse as the company expanded its business into Canada, and building of inventory levels in preparation for expected national account launch in early 2018.

Other expenses consist of ordinary operating expenses such as office, telephone, insurance, and other similar expenses. These expenses directly correlate to our overall business activity. We expect these expenses to continue to increase during 2018 as our business grows.

Operating loss was $8,911,540 in 2017, and $9,939,875 in 2016.

Interest expense was zero in 2017, as compared with $250,850 in 2016. Interest expense for 2016 relates to $2,670,000 of convertible debt that was issued during September of 2015, the majority of which was converted to equity during the first quarter of 2016. The stated interest rate on the convertible debt issued during September of 2015 was 10%.

Net loss was $8,911,540 in 2017, and $10,190,725 in 2016.

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Liquidity and Capital Resources

During the nine months ended September 30, 2018, we used cash for operations of $3,536,246, purchased equipment for $912,102, and incurred spending for trademarks in the amount $6,322. Equipment purchased during the nine months ended September 30, 2018 includes blenders, freezers and bulk product blending machines, which are located at the end customer location. No manufacturing equipment was purchased during this period.

We raised cash from the exercise of warrants in the amount of $550,000, and used $50,000 of those proceeds to partially repay a short term note that had originally been issued in the amount of 250,000. We also raised cash from the issuance of convertible notes, net of issuance costs, in the amount of $2,677,800.

During the nine months ended September 30, 2017, we used $5,224,812 of cash for operations, $412,865 for the purchase of equipment, and $27,684 for trademarks. Equipment purchased during the nine months ended September 30, 2017 includes blenders, freezers and bulk product blending machines, which are located at the end customer location, as well as manufacturing equipment.

We have a history of operating losses and negative cash flow. As our operations grow, we expect to experience significant increases in our working capital requirements. These conditions raise substantial doubt over the Company’s ability to meet all of its obligations over the twelve months following the filing of this Form 10-Q. Management has evaluated these conditions and concluded that current plans will alleviate this concern. We have significantly reduced core operating costs beginning in 2016, including reducing the number of our employees from 44 to 24 over this time period. In addition, we plan to address this concern by raising additional capital. While these plans to raise additional capital have not yet been implemented, management has concluded that it is probable that they will be implemented within one year of the issuance of the financial statements, and that they will mitigate the substantial doubt of our ability to continue as a going concern. However, the Company cannot predict, with certainty, the outcome of its action to generate liquidity, including the availability of additional financing, or whether such actions would generate the expect liquidity as planned.

We lease office space under a non-cancelable operating lease, which expires March 31, 2019.

The aggregate minimum requirements under non-cancelable leases as of September 30, 2018 is $86,926.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

40

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 8383 Wilshire Blvd., Suite 750, Beverly Hills, CA 90211. Beginning in September, 2016, we leased this office space pursuant to a sub-lease with the primary tenant for $10,997 per month, increasing to $11,327 per month as of November 1, 2017. As of March 1, 2018, we lease the same office space pursuant to a direct lease for $14,488 a month through March 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following includes a summary of transactions since the beginning of fiscal 2015, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to or better than terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

During the three months needed March 31, 2018, we closed an offering of $2,527,500 in convertible notes, of this which, management, directors and significant shareholders have invested $810,000. The convertible notes bear 10% interest per annum and are due and payable on March 14, 2020. The notes are convertible at any time prior to the due date into our common stock at conversion price of $0.88 per share or 85% of the average closing price of the common stock over the twenty consecutive trading days immediately preceding the date of note holders’ election; but in no events lower than $0.60 per share. In addition, the interest is convertible at any time prior to the due dates into our common stock at conversion price of 85% of the average closing price of the common stock over the twenty consecutive trading days immediately preceding the date of note holders’ election; but in no events lower than $0.60 per share. Investors also received warrant coverage of 25% of the number of shares that would be issuable upon a full conversion of the principal amount at an average of the twenty consecutive trading day period immediately preceding the applicable closing date. If any principal amount remains outstanding after the one-year anniversary of the closing, investors will be granted an additional warrant with identical terms. The warrants are exercisable for a period of three years for cash at the greater of 120% of the closing price or $0.70 per share of common stock.

On January 29, 2016, we closed a private placement to accredited investors of $2,670,000 in promissory notes and warrants to purchase up to 1,297,500 shares of common stock of the Company for aggregate gross proceeds to the Company of $2,670,000. Of the aggregate offering amount, $635,000 of the notes and warrants to purchase up to 317,500 shares of common stock were placed with members of the Company’s management, including officers and directors of the Company, and family members of certain officers and directors.

On September 28, 2016, we closed a private placement to accredited investors of 4,687,504 shares of common stock at $.64 per share, and warrants to purchase up to 2,343,752 shares of common stock, for aggregate proceeds to the Company of $3,000,000. Of the aggregate offering amount, 371,639 shares and 185,819 warrants, were placed with members of the Company’s management, including officers and directors of the Company, and family members of certain officers and directors.

The Company’s policy with regard to related party transactions requires any related party loans that are (i) non-interest bearing and in excess of $100,000 or (ii) interest bearing, irrespective of amount, must be approved by the Company’s board of directors. All issuances of securities by the Company must be approved by the board of directors, irrespective of whether the recipient is a related party. Each of the foregoing transactions, if required by its terms, was approved in this manner.

41

EXECUTIVE COMPENSATION

The following table summarizes all compensation for the fiscal years ending December 31, 2017 (“2017”) and December 31, 2016 (“2016”) received by our “Named Executive Officers”:

Name and Principal Position	Period	Salary ($)		Bonus (1) ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Riccardo Delle Coste, Chief Executive Officer	2017	350,000	(2)	-		-		105,000	(3)			10,800	(4)	455,000
	2016	364,583		43,750		57,118	(5)	158,750	(6)			11,700	(4)	624,201

Joseph Cugine, President, Barfresh Corp. Inc. a wholly owned subsidiary	2017	300,000	(7)		-		-	105,000	(8)					405,000
	2016	300,000		25,137		32,818	(9)	139,382	(10)					497,337

Joseph Tesoriero, Chief Financial Officer	2017	290,000	(11)	-			-	253,364	(12)					543,364
	2016	290,000		19,488		25,443	(13)	95,646	(14)					430,577

1.	Represents discretionary bonuses for fiscal year 2015 that were paid during fiscal year 2016.

2.	Of the salary earned, $294,135 was paid and $55,865 was deferred.

3.	Represents a stock option grant 250,000 options shares issued 9/15/17 with an exercise price of $0.55, which vest ratably over the next three years and are exercisable until 9/15/25.

4.	Represents the car allowance paid to Mr. Delle Coste

5.	Represents 121,527 shares of restricted stock valued the trading price on the date of grant. The shares were granted on 11/25/16 and vest ratably each year until 2019.

6.	Represents two stock option grants: (1) 250,000 options shares issued 5/25/2016, with an exercise price of $0.61, which vest ratably over the next three years and are exercisable until 5/25/2024 and (2) 125,000 options issued on 11/25/2016, with an exercise price of $0.72, which vest ratably over the next three years and are exercisable until 11/25/2024.

7.	Of the salary earned, $252,115was paid and $47,885 was deferred.

8.	Represents a stock option grant 250,000 options shares issued 9/15/17 with an exercise price of $0.55, which vest ratably over the next three years and are exercisable until 9/15/25.

9.	Represents 69,825 shares of restricted valued the trading price on the date of grant. The shares were granted on 12/12/2016 and vest ratably each year until 2019.

10.	Represents two stock option grants: (1) 250,000 options shares issued 5/25/2016, with an exercise price of $0.61, which vest ratably over the next three years and are exercisable until 5/25/2024 and (2) 125,000 options issued on 11/25/2016, with an exercise price of $0.72, which vest ratably over the next three years and are exercisable until 11/25/2024.

11.	Of the salary earned, $243,711was paid and $46,289 was deferred.

12.	Represents two stock option grants: (1) 300,000 options shares issued 7/5/17, with an exercise price of $0.77, which vest ratably over the next three years and are exercisable until 7/5/2025 and (2) 175,000 options issued on 9/15/2017, with an exercise price of $0.55, which vest ratably over the next three years and are exercisable until 9/5/25.

13.	Represents 54,133 shares of restricted stock valued using the Black-Scholes pricing model. The shares were granted on 12/12/ 2016 and vest ratably until 2019.

14.	Represents two stock option grants: (1) 175,000 options issued on 5/25/2016, with an exercise price of $0.61, which vest ratably over the next three years and are exercisable until 5/25/2024 and (2) 54,567 options issued on 11/25/2016, with an exercise price of $0.72, which vest ratably over the next three years and are exercisable until 11/25/2024.

42

Outstanding Equity Awards at Fiscal Year-End Table

Option Awards							Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Riccardo Delle Coste	300,000	(1)			0.45	1/21/20
	83,333	(2)	166,667	(2)	0.61	5/25/24
	41,667	(3)	83,333	(3)	0.72	11/25/24
	250,000	(4)			0.55	9/15/25
							81,018	47,801

Joseph Cugine	300,000	(5)	300,000		0.50	5/1/23
	83,333	(2)	166,667		0.61	5/25/24
	27,930	(3)	42,124		0.72	11/25/24
	250,000	(4)			0.55	9/15/25
							546,550	322,465

Joseph Tesoriero	250,000	(5)	250,000		0.82	5/1/23
	58,333	(2)	116,667		0.61	5/25/24
	18,189	(3)	36,378		0.72	11/25/24
	175,000	(4)			0.55	9/15/25
							286,089	168,793

1.	Fully vested.

2.	Vest in equal increments on 5/25/2017, 5/25/2018 and 5/25/2019.

3.	Vest in equal increments on 11/25/2017, 11/25/2018, and 11/25/2019.

4.	Vest in equal increments on 9/15/18, 9/15/19, and 9/15/20.

5.	Vest in equal increments on 5/1/2017 and 5/1/2018.

Compensation of Directors

The following table summarizes the compensation paid to our directors that were not employees for the fiscal year ended December 31, 2017. A director who is a Company employee does not receive any compensation for service as a director. The compensation received by directors that are employees of the Company is shown above in the summary compensation table. We reimburse all directors for expenses incurred in their capacity as directors.

43

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Arnold Tinter	50,000							70,000	(1)	120,000
Steven Lang				50,000	(2)					50,000
Alice Elliot				50,000	(3)					50,000
										50,000
Alex Ware		50,000	(4)							50,000
Isabelle Ortiz-Cochet				50,000	(5)					50,000

(1)	Represents consulting fees paid to Mr. Tinter.

(2)	Mr. Lang elected to receive $25,000 in cash and 40,843 Stock Options in lieu of cash.

(3)	Ms. Elliot elected to receive 81,075 Stock Options in lieu of cash.

(4)	Mr. Ware elected to receive 95,995 shares of Stock in lieu of cash.

(5)	Ms. Ortiz-Cochet elected to receive Stock Options in lieu of cash.

Employment Agreements

On April 27, 2015, The Company entered into an executive employment agreement with Riccardo Delle Coste, its Chief Executive Officer and director. Mr. Delle Coste is also the Chief Executive Officer and Chairman of the Company. Pursuant to the employment agreement, he will receive a base salary of $350,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Delle Coste will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

On April 27, 2015, Smoothie entered into an executive employment agreement with Joseph M. Cugine to serve as President of Smoothie, Inc. Pursuant to the employment agreement, Mr. Cugine will receive a base salary of $300,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Cugine will receive 8-year options to purchase up to 600,000 shares of Barfresh, one-half vesting on each of the second and third anniversaries of the date of Mr. Cugine’s employment agreement. In addition, he will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan

The Company entered into an executive employment agreement with Joseph S. Tesoriero on May 18, 2015, pursuant to which he agreed to serve as Chief Financial Officer. Pursuant to the employment agreement, Mr. Tesoriero will receive a base salary of $250,000 and performance bonuses of 75% of his base salary, based upon performance targets determined by the Board of Directors. In addition, Mr. Tesoriero was granted 350,000 shares of common stock of Barfresh and 8-year options to purchase up to 500,000 shares of common stock of Barfresh. One-half of each of the share and option grants vests on each of the second and third anniversaries of the date of commencement of Mr. Tesoriero’s employment. Mr. Tesoriero will also receive 8-year performance options to purchase up to an additional 350,000 shares on an annual basis. All shares and options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

44

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years, the fiscal years ending December 31, 2017 and December 31, 2016 .

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is currently traded on the OTCQB under the symbol “BRFH”. Our common stock had been quoted on the OTC Bulletin Board since July 27, 2011 under the symbol MVBX. Effective February 29, 2012, our symbol changed to BRFH based on the forward split and name change. On March 21, 2012, our common stock was delisted to Pink Sheets. On January 21, 2014, we registered our common stock under Section 12(g) of the Exchange Act.

Holders

At October 10, 2018, there were 120,756,547 shares of our common stock outstanding. Our shares of common stock are held by 100 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Purchases of Equity Securities by the Company

There were no purchases of equity securities made by the Company in the period covered by this report.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 31, 2017, with respect to equity securities authorized for issuance under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))(c)

Equity compensation plans approved by security holders	6,715,419	$0.63	8,084,581
Equity compensation plans not approved by security holders	-	$-	-

TOTAL	6,715,419	$0.63	8,084,581

Transfer Agent

Our transfer agent, Action Stock Transfer, is located at 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, Utah 84121, and its telephone number is (801) 274-1088.

45

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further about the Company and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we file quarterly reports on Form 10Q, Annual Reports on Form 10-K, Current Reports on Form 8-K, proxy statements and other required information and reports with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov at no cost. You may also request a copy of these filings, at no cost, by writing us at 8383 Wilshire Blvd., Suite 750, Beverly Hills, CA 90211 or calling us at (310) 598-7113.

We also maintain a website at www.barfresh.com/us/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

46

47

Barfresh Food Group Inc.

Condensed Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$316,014	$1,304,916
Accounts Receivable	656,728	301,012
Inventory	1,082,665	1,415,495
Prepaid expenses and other current assets	95,111	24,496
Total current assets	2,150,518	3,045,919
Property, plant and equipment, net of depreciation	2,413,003	1,760,890
Intangible assets, net of amortization	545,558	586,943
Deposits	39,369	39,369
Total Assets	$5,148,448	$5,433,121

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$718,633	$421,176
Accrued expenses	1,224,427	849,529
Deferred rent liability	-	495
Notes Payable	200,000	-
Total current liabilities	2,143,060	1,271,200
Long term liabilities:
Accrued Interest	162,941	-
Convertible note - related party, net of discount	613,095	-
Convertible note, net of discount	1,361,071	-
Derivative Liabilities	892,794	-
Total liabilities	5,172,961	1,271,200

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $0.000001 par value, 5,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $0.000001 par value; 300,000,000 shares authorized; 120,756,547 and 118,690,527 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	121	119
Additional paid in capital	39,859,625	37,992,799
Accumulated deficit	(39,884,259)	(33,830,997)
Total stockholders’ equity	(24,513)	4,161,921
Total Liabilities and Stockholders’ Equity	$5,148,448	$5,433,121

See the accompanying notes to the condensed consolidated financial statements

F-1

Barfresh Food Group Inc.

Condensed Consolidated Statements of Operations

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Revenue	$1,620,214	$679,952	$3,329,451	$1,621,119
Cost of revenue	723,719	334,376	1,521,873	822,902
Gross profit	896,495	345,576	1,807,578	798,217

Operating expenses:
General and administrative	2,139,064	2,337,634	6,462,989	7,174,457
Depreciation and Amortization	164,602	93,975	426,692	226,576
Total operating expenses	2,303,666	2,431,609	6,889,681	7,401,033

Operating loss	(1,407,171)	(2,086,033)	(5,082,103)	(6,602,816)

Other (income)/expenses /loss from derivative liability	5,911	-	253,807	-
Warrant modification	290,300	-	290,300	-
Interest	196,201	-	426,297	-
Total other expense	492,412	-	970,404	-

Net (loss)	$(1,899,583)	$(2,086,033)	$(6,052,507)	$(6,602,816)

Per share information - basic and fully diluted:
Weighted average shares outstanding	120,431,103	118,382,934	119,432,657	117,790,039
Net (loss) per share	$(0.02)	$(0.02)	$(0.05)	$(0.06)

See the accompanying notes to the condensed consolidated financial statements

F-2

Barfresh Food Group Inc.

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2018 and 2017

(Unaudited)

	2018	2017
Net Cash (used for) Operating Activities	(3,536,246)	(5,224,812)

Investing Activities
Purchase of property and equipment	(912,102)	(412,865)
Proceeds from sale of equipment	37,968	-
Purchase of Intangibles	(6,322)	(27,684)
Net Cash (used for) Investing Activities	(880,456)	(440,549)

Financing Activities
Exercise of Warrant	550,000	35,400
Issuance of short term notes	250,000	-
Repayment of short term notes	(50,000)	-
Issuance costs of convertible notes	(27,000)	-
Issuance of convertible notes	2,704,800	-
Repayment of long term debt	-	(2,879)
Net Cash from Financing Activities	3,427,800	32,521

Net Change in Cash and Cash Equivalents	(988,902)	(5,632,840)

Cash and Cash Equivalents, Beginning of Year	1,304,916	9,180,947

Cash and Cash Equivalents, End of Year	$316,014	$3,548,107

Non Cash
Discount on convertible notes (warrants & derivative)	964,734	-
Property, plant and equipment included in Accounts Payable	156,964	-

See the accompanying notes to the condensed consolidated financial statements

F-3

Note 1. Basis of Presentation and Significant Accounting Policies

Throughout this report, the terms “our”, “we”, “us” and the “Company” refer to Barfresh Food Group Inc., including its subsidiaries. The accompanying unaudited condensed consolidated financial statements of Barfresh Food Group Inc. at September 30, 2018 and December 31, 2017 have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial statements, instructions to Form 10-Q, and Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2017. In management’s opinion, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation to make our financial statements not misleading have been included. The results of operations for the periods ended September 30, 2018 and 2017 presented are not necessarily indicative of the results to be expected for the full year. The December 31, 2017 balance sheet has been derived from our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

Basis of Consolidation

The condensed consolidated financial statements include the financial statements of the Company and our wholly owned subsidiaries Barfresh Inc. and Barfresh Corporation, Inc.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses during the years reported. Actual results may differ from these estimates.

Concentration of Credit Risk

The amount of cash on deposit with financial institutions exceeds the $250,000 federally insured limit at September 30, 2018 and December 31, 2017. However, we believe that the financial institution where the cash on deposit that exceeds $250,000 is financially sound and the risk of loss is minimal.

Fair Value Measurement

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 - Pricing inputs are other than quoted prices in active markets, but are either directly or indirectly observable as of the reported date. The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 - Significant inputs to pricing that are unobservable as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights.

Our financial instruments consist of cash, accounts receivable, accounts payable, accrued expenses, notes payable, convertible notes and derivative liabilities. The carrying value of our financial instruments approximates fair value, except for the derivative liability in which carrying value is fair value.

Inventory

Inventory consists of finished goods and is carried at the lower of cost or net realizable value on a first in first out basis.

F-4

Intangible Assets

Intangible assets are comprised of patents, net of amortization, and trademarks. The patent costs are being amortized over the life of the patents, which is twenty years from the date of filing the patent applications. In accordance with ASC Topic 350 Intangibles - Goodwill and Other (“ASC 350”), the costs of internally developing other intangible assets, such as patents, are expensed as incurred. However, as allowed by ASC 350, legal fees and similar costs relating to patents have been capitalized. In accordance with ASC 350 legal costs related to trademarks have been capitalized. We have determined that trademarks have an indeterminable life and therefore are not being amortized.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation and accumulated impairment loss, if any. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are being amortized over the shorter of the useful life of the asset or the lease term that includes any expected renewal periods deemed to be reasonably assured. The estimated useful lives used for financial statement purposes are:

Furniture and fixtures: 5 years

Equipment: 7 years

Leasehold improvements: 2 years

Vehicle: 5 years

Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers, revenue is recognized when a customer obtains ownership of promised goods. The Company adopted this standard at the beginning of fiscal year 2018, with no significant impact to its financial position or results of operations, using the modified retrospective method. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods. The Company applies the following five steps:

1)	Identify the contract with a customer
A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for goods or services that are transferred is probable. For the Company, the contract is the approved sales order, which may also be supplemented by other agreements that formalize various terms and conditions with customers.

2)	Identify the performance obligation in the contract
Performance obligations promised in a contract are identified based on the goods or that will be transferred to the customer. For the Company, this consists of the delivery of frozen beverages, which provide immediate benefit to the customer.

3)	Determine the transaction price
The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods, and is generally stated on the approved sales order. Variable consideration, which typically includes volume-based rebates or discounts, are estimated utilizing the most likely amount method.

4)	Allocate the transaction price to performance obligations in the contract Since our contracts contain a single performance obligation, delivery of frozen beverages, the transaction price is allocated to that single performance obligation.

5)	Recognize Revenue when or as the Company satisfies a performance obligation
The Company recognizes revenue from the sale of frozen beverages when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. Customer sales incentives such as volume-based rebates or discounts are treated as a reduction of sales at the time the sale is recognized. Shipping and handling costs are treated as fulfillment costs and presented in distribution, selling and administrative costs.

The company evaluated the requirement to disaggregate revenue, and concluded that substantially all of its revenue comes from a single product, frozen beverages.

F-5

Earnings per Share

We calculate net loss per share in accordance with ASC Topic 260, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, and diluted earnings per share is computed by including common stock equivalents outstanding for the period in the denominator. At September 30, 2018 and 2017 any equivalents would have been anti-dilutive as we had losses for the periods then ended.

Research and Development

Expenditures for research activities relating to product development and improvement are charged to expense as incurred. We incurred $150,299 and $107,324 for the three-month periods ended September 30, 2018 and 2017, respectively, and $493,969 and $447,927 for the nine-month periods ended September 30, 2018 and 2017, respectively.

Rent Expense

We recognize rent expense on a straight-line basis over the reasonably assured lease term as defined in ASC Topic 840, Leases (“ASC 840”).

Derivative Liability

The Company evaluates its convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging.” The result of this accounting treatment is that the fair value of any derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as gain/loss from derivative liability. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. We analyzed the derivative financial instruments in accordance with ASC 815. The objective is to provide guidance for determining whether an equity-linked financial instrument is indexed to an entity’s own stock. This determination is needed for a scope exception which would enable a derivative instrument to be accounted for under the accrual method. The classification of a non-derivative instrument that falls within the scope of ASC 815-40-05 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” also hinges on whether the instrument is indexed to an entity’s own stock. A non-derivative instrument that is not indexed to an entity’s own stock cannot be classified as equity and must be accounted for as a liability. There is a two-step approach in determining whether an instrument or embedded feature is indexed to an entity’s own stock. First, the instrument’s contingent exercise provisions, if any, must be evaluated, followed by an evaluation of the instrument’s settlement provisions. The Company utilized the fair value standard set forth by the Financial Accounting Standards Board, defined as the amount at which the assets (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

Recent pronouncements

From time to time, new accounting pronouncements are issued that we adopt as of the specified effective date. We believe that the impact of recently issued standards not yet effective may have an impact on our results of operations and financial position.

In February 2016, the FASB issued ASU No. 2016-02, Leases, to improve financial reporting about leasing transactions. This ASU will require organizations that lease assets (“lessees”) to recognize a lease liability and a right-of-use asset on its balance sheet for all leases with terms of more than twelve months. A lease liability is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset represents the lessee’s right to use, or control use of, a specified asset for the lease term. The amendments in this ASU leaves the accounting for the organization that own the assets leased to the lessee (“lessor”) largely unchanged except for targeted improvements to align it with the lessee accounting model and Topic 606, Revenue from Contracts with Customers.

The Company is in the initial stages of evaluating the effect of the standard on our financial statements and continue to evaluate the available transition methods. However, based on our initial evaluation, we do not expect there to be material changes to both our current and long-term lease liabilities and our fixed assets of our limited number of operating leases that will be converted to financing leases under the new guidance. The Company does not plan to adopt the standard until the interim period ended March 31, 2019.

F-6

Note 2. Property Plant and Equipment

Major classes of property and equipment at September 30, 2018 and December 31, 2017 consist of the following:

	2018	2017
Furniture and fixtures	$1,524	$1,524
Equipment	2,867,159	1,952,538
Leasehold Improvements	4,886	4,886
Vehicles	29,696	29,696
	2,903,266	1,988,644
Less: accumulated depreciation	(1,009,472)	(665,657)
	1,893,794	1,322,987
Equipment not yet placed in service	519,210	437,903
Property and equipment, net of depreciation	$2,413,003	$1,760,890

We recorded depreciation expense related to these assets of $148,700 and $78,576 for the three-month periods ended September 30, 2018 and 2017, respectively and $378,985 and $180,380 for the nine months ended September 30, 2018 and 2017, respectively.

Note 3. Intangible Assets

As of September 30, 2018, intangible assets consist of patent costs of $764,891, trademarks of $95,175 and accumulated amortization of $314,508.

As of December 31, 2017, intangible assets consist of patent costs of $764,891, trademarks of $88,853 and accumulated amortization of $266,801.

The amounts carried on the balance sheet represent cost to acquire, legal fees and similar costs relating to the patents incurred by the Company. Amortization is calculated through the expiration date of the patent, which is December 2025. The amount charged to expenses for amortization of the patent costs was $15,902 and $15,398 for the three months ended September 30, 2018 and 2017, respectively, and $47,707 and $46,196 for the nine months ended September 30, 2018 and 2017, respectively.

Estimated future amortization expense related to patents as of September 30, 2018, is as follows:

Total Amortization
Years ending December 31,
2018	15,903
2019	63,610
2020	63,610
2021	63,610
2022	63,610
Later years	180,040
$450,383

Note 4. Related Parties

As disclosed below in Note 6, members of management and directors invested in company’s convertible notes; and in Note 7, members of management and directors have received shares of stock and options in exchange for services.

Note 5. Short-Term Notes Payable

In March 31, 2018, we closed an offering of $250,000 in a short-term note payable. The short-term note bears 12% interest per annum with an original maturity date in September 2018 which was extended to December 31, 2018. During the three months ended September 30, 2018, the Company paid down $50,000 of the short term note, the balance of the note payable is $200,000.

Note 6. Convertible Notes

During the three months ended March 31, 2018, we closed an offering of $2,527,500 in convertible notes, of which, management, directors and significant shareholders have invested $810,000. The convertible notes bear 10% interest per annum and are due and payable on March 14, 2020. The notes are convertible at any time prior to the due date into our common stock at conversion price of $0.88 per share or 85% of the average closing price of the common stock over the twenty consecutive trading days immediately preceding the date of note holders’ election; but in no events lower than $0.60 per share. In addition, the interest is convertible at any time prior to the due dates into our common stock at conversion price of 85% of the average closing price of the common stock over the twenty consecutive trading days immediately preceding the date of note holders’ election; but in no event lower than $0.60 per share. There were 1,331,583 warrants issued, in conjunction with the convertible note offering.

F-7

The fair value of the warrants, $0.17 per share ($220,548 in the aggregate), was calculated using the Black-Scholes option pricing model using the following assumptions.

Expected life	3
Volatility	54.816%
Risk Fee interest rate	2.41%
Dividend yield (on common stock)	-

During the three months ended June 30, 2018, we offered investors in our March 2018 Convertible Note (“Series CN Notes”) the opportunity to accelerate the issuance of certain warrants associated with the CN Notes. Pursuant to the acceleration offer, Series CN Notes investors who invested an additional 10% to 20% of the Series CN Note amount, immediately received an additional 25% warrant coverage on their initial CN Note investment, which would otherwise have been issued after one year. During the current quarter we closed the CN Note acceleration offer in the amount of $177,300 in convertible notes, of which, management, directors and significant shareholders have invested $30,000. The CN Note acceleration offer convertible notes bear 10% interest per annum and are due and payable on March 14, 2020. The notes are convertible at any time prior to the due date into our common stock at conversion price of $0.88 per share or 85% of the average closing price of the common stock over the twenty consecutive trading days immediately preceding the date of note holders’ election; but in no events lower than $0.60 per share. In addition, the interest is convertible at any time prior to the due dates into our common stock at conversion price of 85% of the average closing price of the common stock over the twenty consecutive trading days immediately preceding the date of note holders’ election; but in no events lower than $0.60 per share. There were 937,373 warrants issued, in conjunction with the CN Note acceleration offer convertible note offering.

The fair value of the warrants, $0.25 per share ($235,519 in the aggregate), was calculated using the Black-Scholes option pricing model using the following assumptions.

Expected life	3
Volatility	55.49%
Risk Fee interest rate	2.45%
Dividend yield (on common stock)	-

The value of $105,199 was recorded as a debt discount related to the issuance of the warrants as using the fair value would cause the debt discount to exceed the gross proceeds received.

September 30, 2018
Convertible notes	$2,704,800
Less: Debt discount (warrant value)	(325,747)
Less: Debt discount (derivative value)	(638,988)
Less: Debt discount (issuance costs paid)	(27,000)
Add: Debt discount amortization	261,101
$1,974,166

Future maturity of convertible notes are as follow:

Total Convertible Notes
Years ending December 31,
2018	-
2019	-
2020	2,704,800
2021	-
2022	-
$2,704,800

F-8

Note 7. Derivative Liabilities

As discussed in Note 6, Convertible Notes, the Company issued Series CN Note acceleration offer convertible notes payable that provide variable conversion provisions. The conversion terms of the convertible notes are variable based on certain factors, such as the future price of the Company’s common stock. The number of shares of common stock to be issued is based on the future price of the Company’s common stock, therefore the number of shares of common stock issuable upon conversion of the promissory note is indeterminate.

The fair values of the Company’s derivative liabilities are estimated at the issuance date and are revalued at each subsequent reporting date. The Company recognized a current derivative liability of $569,587 at March 14, 2018 related to the Series CN Convertible notes and $69,400 at April 11, 2018 related to the Series CN Notes Warrant Acceleration. The derivative liability was revalued at September 30, 2018 with a value of $892,794. The change in fair value of the derivative liability resulted in a loss of $5,911 for the three months ended September 30, 2018, and a loss of $253,807 for the nine months ended September 30, 2018, which has been reported as loss on fair value of derivative liability in the statements of operations.

The fair value of the derivative liability was calculated using the Black-Scholes opt model using the following assumptions.

	14-Mar-18	11-Apr-18	30-Sep-18
Expected life	2	1.96	1.45
Volatility	49%	53.93%	62.51%
Risk Fee interest rate	2.41%	2.32%	2.81%
Dividend yield (on common stock)	-	-	-

Reconciliation of the derivative liability measured at fair value on a recurring basis with the use of significant unobservable inputs (level 3) from December 31, 2017 to September 30, 2018:

December 31, 2017	$-
Initial value - March 14, 2018	569,587
Initial value - April 11, 2018	69,400
Change in value	253,807
For the period ended September 30, 2018	$892,794

The following table presents the Company’s fair value hierarchy for applicable assets and liabilities measured at fair value as of September 30, 2018.

	Level 1	Level 2	Level 3	Total
Derivative Liability	$-	-	892,794	$892,794

Note 8. Commitments and Contingencies

We lease office space under non-cancelable operating leases, which expires on March 31, 2019. The aggregate minimum requirements are as follows:

For years ending December 31,
2018	43,463
2019	43,463
$86,926

Note 9. Stockholders’ Equity

During the nine months ended September 30, 2018, we issued 183,240 shares of common stock, valued at $100,000, and, and we issued 227,111 options to purchase our common stock to certain members of the Board of Directors in lieu of cash payments for Director fees. The exercise price of the options is $0.50 per share, vesting is immediate, and they are exercisable for 8 years. In addition, we issued 1,305,000 options to purchase our common stock to employees and executives. The exercise price of the options ranged from $0.52 per share, vest after 3 years, and are exercisable for periods of 8 years.

F-9

The fair value of the options was calculated using the Black-Sholes option pricing model, based on the criteria shown below.

Expected life (in years)	5.5 to 8
Volatility	59.82% to 69.87%
Risk Free interest rate	2.78% to 2.82%
Dividend yield (on common stock)	-

The shares of our common stock were valued at the trading price on the date of grant, $0.39 and $0.595 per share

During the same period, we cancelled 759,516 options to purchase our common stock.

The following is a summary of outstanding stock options issued to employees and directors as of September 30, 2018:

	Number of Options	Exercise price per share $	Average remaining term in years	Aggregate intrinsic value at date of grant $
Outstanding December 31, 2017	6,715,419	0.45 – 0.87	5.69	-
Issued	1,532,111	0.50 – 0.50	7.55
Cancelled	(759,516)	0.50 – 0.81
Exercised	-
Outstanding, September 30, 2018	7,488,014	0.45 – 0.87	5.75	-

Exercisable, September 30, 2018	3,596,396	0.40 - 0.87	4.56	-

As of September 30, 2018, the Company has $1,440,039 of total unrecognized share-based compensation expense related to unvested options, which is expected to be amortized over the remaining weighted average period of 5.75 years.

The total amount of equity based compensation expense for the three-month periods ended September 30, 2018 and 2017 was $209,082 and $359,949, respectively, and for the nine-month period ended September 30, 2018 and 2017, was $686,027 and $1,032,549, respectively.

Note 10. Outstanding Warrants

The following is a summary of all outstanding warrants as of September 30, 2018:

	Number of warrants	price per share	remaining term in years	intrinsic value at date of grant
Warrants issued in connection with private placements of common stock	21,276,808	$0.50 - $1.00	2.54	$-
Warrants issued in connection with private placement of notes	2,626,667	$0.45 - $1.00	1.25	$64,583
Warrants issued in connection with convertible note	2,261,915	$0.60 - $0.88	2.45	$-

During the three month period ended September 30, 2018 we extended the exercise date on warrants that were scheduled to expire by July 26, 2018. As part of the warrant extension transaction, the company received a cash warrant exercise amount of $550,000, and the Company issued 1,100,000 shares of common stock to the warrant holder, at an exercise price of .50 cents a share. The Company extended the maturity date on the holder’s remaining 1,800,000 by three years, adjusted the exercise price of those warrants to .53 cents, and converted those warrants into cash only warrants. The warrant modification was revalued at July 31, 2018 with a value of $452,308. The difference in fair value immediately before and after the modification of the warrant resulted in a loss of $290,300.

F-10

Note 11. Income Taxes

We account for income taxes in interim periods in accordance with ASC Topic 740, Income Taxes (“ASC 740”). We have determined an estimated annual effective tax rate. The rate will be revised, if necessary, as of the end of each successive interim period during our fiscal year to our best current estimate. As of September 30, 2018, the estimated effective tax rate for the year will be zero.

There are open statutes of limitations for taxing authorities in federal and state jurisdictions to audit our tax returns from 2009 through the current period. Our policy is to account for income tax related interest and penalties in income tax expense in the statement of operations. There have been no income tax related interest or penalties assessed or recorded.

ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This pronouncement also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

For the nine-month periods ended September 30, 2018 and 2017, we did not have any interest and penalties associated with tax positions. As of September 30, 2018, we did not have any significant unrecognized uncertain tax positions.

Note 12. Liquidity

We have a history of operating losses and negative cash flow. As our operations grow, we expect to experience significant increases in our working capital requirements. These conditions raise substantial doubt over the Company’s ability to meet all of its obligations over the twelve months following the filing of this Form 10-Q. Management has evaluated these conditions, and concluded that current plans will alleviate this concern. We have significantly reduced core operating costs beginning in 2016, including reducing the number of our employees from 44 to 24 over this time period. In addition, we plan to address this concern by raising additional capital. While these plans to raise additional capital have not yet been implemented, management has concluded that it is probable that they will be implemented within one year of the issuance of the financial statements, and that they will mitigate the substantial doubt of our ability to continue as a going concern. However, the Company cannot predict, with certainty, the outcome of its action to generate liquidity, including the availability of additional financing, or whether such actions would generate the expect liquidity as planned.

Note 13. Subsequent Events

Management has evaluated all activity and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements.

F-11

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Barfresh Food Group, Inc.
Beverly Hills, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Barfresh Food Group, Inc. (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Barfresh Food Group, Inc. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Barfresh Food Group, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Barfresh Food Group Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risk of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as Barfresh Food Group Inc.’s auditor since 2012.

/s/ Eide Bailly LLP

Denver, Colorado

March 30, 2018

F-12

Barfresh Food Group Inc.

Consolidated Balance Sheets

December 31, 2017 and 2016

	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,304,916	$9,180,947
Accounts receivable	301,012	131,088
Inventory	1,415,495	317,948
Prepaid expenses and other current assets	24,496	25,864
Total current assets	3,045,919	9,655,847
Property, plant and equipment, net of depreciation	1,760,890	1,494,478
Intangible assets, net of amortization	586,943	619,863
Deposits	39,369	53,202
Total Assets	$5,433,121	$11,823,390

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$421,176	$153,756
Accrued expenses	849,529	746,375
Deferred rent liability	495	165
Current portion of long term debt	-	3,849
Total current liabilities	1,271,200	904,145
Long term Debt, net of current portion	0	8,958
Total liabilities	1,271,200	913,103

Stockholders’ equity:
Preferred stock, $0.000001 par value, 5,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $0.000001 par value; 300,000,000 shares authorized; 118,690,527 and 117,103,276 shares issued and outstanding at December 31, 2017 and 2016, respectively	119	117
Additional paid in capital	37,992,799	35,829,627
Accumulated (deficit)	(33,830,997)	(24,919,457)
Total stockholders’ equity	4,161,921	10,910,287
Total Liabilities and Stockholders’ Equity	$5,433,121	$11,823,390

See the accompanying notes to the consolidated financial statements

F-13

Barfresh Food Group Inc.

Consolidated Statements of Operations

	For the year ended	For the year ended
	December 31, 2017	December 31, 2016
Revenue	$1,997,012	$1,457,499
Cost of revenue	1,085,575	772,827
Gross profit	911,437	684,672

Operating expenses:
General and administrative	9,492,094	10,415,933
Depreciation and Amortization	330,883	208,614
Total operating expenses	9,822,977	10,624,547

Operating loss	(8,911,540)	(9,939,875)

Other expenses
Interest	-	250,850

Net (loss)	$(8,911,540)	$(10,190,725)

Per share information - basic and fully diluted:
Weighted average shares outstanding	117,748,411	95,557,640
Net (loss) per share	$(0.08)	$(0.11)

See the accompanying notes to the consolidated financial statements

F-14

Barfresh Food Group, Inc.

Statement of Stockholders’ Equity

For the Period from January 1, 2016 to December 31, 2017

	Common Stock		Additional paid in	Accumulated
	Shares	Amount	Capital	(Deficit)	Total

Balance January 1, 2016	86,186,453	$87	$15,798,337	$(14,728,732)	$1,069,692
Issuance of stock for cash, net of expenses of $750,019	24,598,674	24	15,707,106	-	15,707,130
Exercise of warrants	2,464,017	2	714,998	-	715,000
Exercise of options	50,000	-	25,500	-	25,500
Conversion of debt into stock	3,502,327	4	2,242,688	-	2,242,692
Debt settled for stock	176,328	-	112,849	-	112,849
Issuance of stock for services	125,477	-	95,000	-	95,000
Equity based compensation	-	-	1,133,149	-	1,133,149
Net (loss) for the year				(10,190,725)	(10,190,725)
Balance December 31, 2016	117,103,276	$117	35,829,627	(24,919,457)	10,910,287
Exercise of warrants	232,005	-	35,400		35,400
Exercise of options	276,171	-	-		-
Issuance of stock for services	178,733	1	112,250		112,251
Equity based compensation	900,342	1	2,015,522		2,015,523
Net (loss) for the year				(8,911,540)	(8,911,540)
Balance December 31, 2017	118,690,527	$119	$37,992,799	$(33,830,997)	$4,161,921

See the accompanying notes to the consolidated financial statements

F-15

Barfresh Food Group Inc.

Consolidated Statements of Cash Flows

	For the year ended December 31, 2017		For the year ended December 31, 2016
Cash flow from operating activities:
Net (loss)		$(8,911,540)	$(10,190,725)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation		268,784	147,131
Equity based compensation		1,550,718	1,133,149
Amortization of intellectual property		62,099	61,483
Interest related to debt discount		-	180,707
Loss on sale of property and equipment		-	63,751
Stock issuance for service		112,250	95,000
Change in operating assets and liabilities
Accounts receivable		(169,924)	(102,492)
Inventory		(1,097,547)	10,012
Prepaid expenses		1,368	4,660
Deposits		13,833	(36,751)
Accounts payable		267,420	21,952
Accrued expenses		567,960	589,025
Deferred rent		330	(1,690)
Net cash (used in) operations		(7,334,249)	(8,024,788)

Cash flow from investing activities:
Purchase of fixed assets		(535,196)	(1,053,498)
Proceeds from sale of equipment		-	36,910
Investment in patent and trademarks		(29,179)	(64,089)
Net cash (used in) investing activities		(564,375)	(1,080,677)

Cash flow from financing activities:
Issuance of common stock and warrants for cash		35,400	16,457,150
Equity issuance costs		-	(750,020)
Exercise of warrant and options		-	740,500
Repayment of short term notes payable -related party		-	(100,000)
Repayment of long term debt		(12,807)	(47,222)
Net cash provided by financing activities		22,593	16,300,408

Net increase (decrease) in cash		(7,876,031)	7,197,943
Cash and cash equivalents at beginning of period		9,180,947	1,986,004
Cash and cash equivalents at end of period		$1,304,916	$9,180,947

Supplemental disclosure of cash flow information:
Cash paid for interest		$-	$23,370
Cash paid for income taxes		$-	$-

Non-cash financing activities:
Common stock issued for services, and conversion of debt	$		$2,450,541
Settlement of liability with Equity awards		464,806

See the accompanying notes to the financial statements

F-16

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Barfresh Food Group Inc., (“we,” “us,” “our,” and the “Company”) was incorporated on February 25, 2010 in the State of Delaware. We are engaged in the manufacturing and distribution of ready to blend beverages, particularly, smoothies, shakes and frappes.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and our wholly owned subsidiaries, Barfresh Inc. and Barfresh Corporation Inc. All inter-company balances and transactions among the companies have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less, at the time of purchase, to be cash equivalents.

Concentration of Credit Risk

The amount of cash on deposit with financial institutions exceeds the $250,000 federally insured limit at December 31, 2017 and 2016. However, we believe that cash on deposit that exceeds $250,000 in the financial institutions is financially sound and the risk of loss is minimal.

Fair Value Measurement

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 - Pricing inputs are other than quoted prices in active markets but are either directly or indirectly observable as of the reported date. The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 - Significant inputs to pricing that are unobservable as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights.

F-17

Our financial instruments consist of accounts receivable, accounts payable, accrued expenses and notes payable. The carrying value of our financial instruments approximates their fair value due to their relative short maturities.

Accounts Receivable

Accounts receivable are typically unsecured. Our credit policy calls for payment generally within 30 days. The credit worthiness of a customer is evaluated prior to a sale. As of December 31, 2017, and 2016, there is no allowance for doubtful accounts. There was no bad debt expense for the years ended December 31, 2017 and 2016.

Inventory

Inventory consists of finished goods and is carried at the lower of cost or net realizable value on a first in first out basis.

Intangible Assets

Intangible assets are comprised of patents, net of amortization and trademarks. The patent costs are being amortized over the life of the patent, which is twenty years from the date of filing the patent application. In accordance with ASC Topic 350 Intangibles - Goodwill and Other (“ASC 350”), the costs of internally developing other intangible assets, such as patents, are expensed as incurred. However, as allowed by ASC 350, costs associated with the acquisition of patents from third parties, legal fees and similar costs relating to patents have been capitalized.

In accordance with ASC 350 legal costs related to trademarks have been capitalized. We have determined that trademarks have an indeterminable life and therefore are not being amortized.

Property, Plant, and Equipment

Property, plant, and equipment is stated at cost less accumulated depreciation and accumulated impairment loss, if any. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are being amortized over the shorter of the useful life of the asset or the lease term that includes any expected renewal periods that are deemed to be reasonably assured. The estimated useful lives used for financial statement purposes are:

Furniture and fixtures: 5 years

Manufacturing Equipment: 7 years

Leasehold improvements: 2 years

Vehicles 5 years

Revenue Recognition

We recognize revenue when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collection is reasonably assured. Revenue is recorded net of provisions for discounts and promotion allowances. Our products are sold on various terms. Our credit terms, which are established in accordance with local and industry practices, typically require payment within 30 days of delivery. We recognize revenue upon receipt of our products by our distributors and retail accounts, in accordance with written sales terms, net of provisions for discounts or allowances. Allowances for returns and discounts are made on a case-by-case basis. Historically, neither returns nor discounts have been material.

Research and Development

Expenditures for research activities relating to product development and improvement are charged to expense as incurred. We incurred $574,989 and $432,146, in research and development expenses for the years ended December 31, 2017 and 2016, respectively.

F-18

Rent Expense

We recognize rent expense on a straight-line basis over the reasonably assured lease term as defined in ASC Topic 840, Leases (“ASC 840”). Rent expense is charged to expense beginning with the occupancy date. Deferred rent was $495 and $165 at December 31, 2017 and 2016, respectively, and will be charged to rent expense over the life of the lease. Total amount of rent expense incurred in 2017 was $142,572 and in 2016 was $96,151.

Income Taxes

The provision for income taxes is determined in accordance with the provisions of ASC Topic 740, Accounting for Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements, uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of evidence, it is more than likely than not that some portion or all of the deferred tax assets will not be recognized.

For the years ended December 31, 2017 and 2016 we did not have any interest and penalties or any significant unrecognized uncertain tax positions.

Earnings per Share

We calculate net loss per share in accordance with ASC Topic 260, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, and diluted earnings per share is computed by including common stock equivalents outstanding for the period in the denominator. At December 31, 2017 and 2016 any equivalents would have been anti-dilutive as we had losses for the periods then ended.

Stock Based Compensation

We calculate stock compensation in accordance with ASC Topic 718, Compensation-Stock Based Compensation (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the financial statements and establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee stock ownership plans

Recent pronouncements

From time to time, new accounting pronouncements are issued that we adopt as of the specified effective date. We believe that the impact of recently issued standards not yet effective may have an impact on our results of operations and financial position.

F-19

In May 2014, the FASB issued ASU Update 2014-09 Revenue from Contracts with Customers (Topic 606), which converged guidance on recognizing revenue in contracts with customers on an effective date after our year ending December 31, 2017. The Company is in the initial stages of evaluating the effect of the standard on our financial statements and continue to evaluate the available transition methods. However, based on our initial evaluation, we do not expect there to be material changes to our current Revenue Recognition policies due to the non-complex contracts with our customers, including the definition of our performance obligations and the transaction prices in our contracts with our customers.

The Company has evaluated the effect of the standard on our financial statements, and based on our evaluation, we do not expect there to be material impact to our financial statement.

In February 2016, the FASB issued ASU No. 2016-02, Leases, to improve financial reporting about leasing transactions. This ASU will require organizations that lease assets (“lessees”) to recognize a lease liability and a right-of-use asset on its balance sheet for all leases with terms of more than twelve months. A lease liability is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset represents the lessee’s right to use, or control use of, a specified asset for the lease term. The amendments in this ASU leaves the accounting for the organization that own the assets leased to the lessee (“lessor”) largely unchanged except for targeted improvements to align it with the lessee accounting model and Topic 606, Revenue from Contracts with Customers.

The Company is in the initial stages of evaluating the effect of the standard on our financial statements and continue to evaluate the available transition methods. However, based on our initial evaluation, we do not expect there to be material changes to both our current and long-term lease liabilities and our fixed assets of our limited number of operating leases that will be converted to financing leases under the new guidance. The Company does not plan to adopt the standard until the interim period ended March 31, 2019.

In August 2014, the FASB issued FASB ASU2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entities Ability to Continue as a Going Concern. FASB ASU 2015-15 changes the disclosure requirements of uncertainties about an entity’s ability to continue as a going concern. FASB ASU2014-15 is effective for annual periods ending after December 15, 2016, and for interim periods within annual periods beginning after that date. These changes require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entities ability to continue as a going concern within one year after the date the financial statements are issued. If management has concluded that substantial doubt exists, then the following disclosures should be made in the financial statements: (i) principal conditions or events that raised the substantial doubt; (ii) management’s evaluation of the significance of those conditions or events in relation to the entities ability to meet those obligations; (iii) management’s plans that alleviated the initial substantial doubt or, if substantial doubt was not alleviated, management’s plans that are intended to at least mitigate the conditions or events that raise the substantial doubt, and (iv) if management’s plans did not alleviate the substantial doubt, an explicit statement that there is a substantial doubt. These changes are reflected in the disclosure included in Note 10.

Note 2. Property Plant and Equipment

Major classes of property and equipment at December 31, 2017 and 2016 consist of the following:

	2017	2016
Furniture and fixtures	$1,524	$1,524
Manufacturing Equipment	1,952,538	1,605,317
Leasehold Improvements	4,886	4,800
Vehicles	29,696	29,696
	1,988,644	1,641,337
Less: accumulated depreciation	(665,657)	(396,863)
	1,322,987	1,244,474
Equipment not yet placed in service	437,903	250,004
Property and equipment, net of depreciation	$1,760,890	$1,494,478

We recorded depreciation expense related to these assets of $268,784 and $147,131 for the year ended December 31, 2017 and 2016, respectively.

F-20

Note 3. Intangible Assets

As of December 31, 2017, intangible assets consist of patent costs of $764,891, trademarks of $88,853 and accumulated amortization of $266,801

As of December 31, 2016, intangible assets consist of patent costs of $750,640, trademarks of $73,925 and accumulated amortization of $204,702.

The amounts carried on the balance sheet represent cost to acquire, legal fees and similar costs relating to the patents incurred by the Company. Amortization is calculated through the expiration date of the patent, which is December, 2025. The amount charged to expenses for amortization of the patent costs was $62,099 and $61,483 for the year ended December 31, 2017 and 2016, respectively.

Estimated future amortization expense related to intangible property as of December 31, 2017, is as follows:

Total Amortization
Years ending December 31,
2018	$63,610
2019	63,610
2020	63,610
2021	63,610
2022	63,610
Later years	180,040
$498,090

Note 4. Related Parties

As disclosed below in Note 6, members of management and directors have received shares of stock and options in exchange for services.

Note 5. Commitments and Contingencies

We lease office space under non-cancelable operating leases, which expires on March 31, 2019. The aggregate minimum requirements are as follows:

For years ending December 31,
2018	$167,530
2019	43,462
$210,992

Note 6. Stockholders’ Equity

During the year ended December 31, 2016, the holder of warrants to purchase shares of common stock exercised their rights and purchased 1,250,000 shares of common stock for an aggregate price of $715,000. In addition, the holders of 620,000 warrants exercised their right to a cash-less conversion and received 1,214,017 shares.

Also, during the year ended December 31, 2016 we issued 64,599 shares of stock to a member of our board of directors in lieu of $50,000 in director fees due and 60,878 shares of common stock in lieu of cash for legal fees. We valued the shares based on the trading value on the date issued.

In addition, during the year ended December 31, 2016 we issued 50,000 shares of stock at a price of $0.51 per share in exchange for outstanding options.

During the year ended December 31, 2016, we issued 1,893,442 options to purchase our common stock to employees of the Company. In addition, we cancelled 56,000 options to purchase our common stock. The exercise price of the options ranged from $0.6129 to $0.83 per share and are exercisable for a period of 8 years and have varying vesting periods of up to three years.

F-21

The fair value of the options ($883,490 in the aggregate) was calculated using the Black-Sholes option pricing model, based on the criteria shown below, and are being expensed over the vesting period of each option.

Expected life (in years)	5.5 to 8
Volatility (based on a comparable company)	74.09% to 82.65%
Risk Free interest rate	1.24% to 1.73%
Dividend yield (on common stock)	-

During the year ended December 31, 2017, we issued 178,733 shares of common stock, valued at $112,250 for services. In addition, we issued 439,977 options to purchase our common stock to certain member of the Board of Directors in lieu of cash payments for Director fees. The exercise price of the options ranged from $0.77 to $0.79 per share, vest immediately, and are exercisable for periods of 8 years. In addition, we issued 1,485,000 options to purchase our common stock to employees and executives. The exercise price of the options ranged from $0.55 to $0.68 per share, vest after 3 years, and are exercisable for periods of 8 years. We also issued 95,995 shares of our common stock, with a value of $73,560, to a member of our Board of Directors in lieu of cash payments for Director fees.

The fair value of the options issued ($999,682, in the aggregate) was calculated using the Black-Sholes option pricing model, based on the criteria shown below.

Expected life (in years)	5.5 to 8
Volatility (based on a comparable company)	73.9% to 89%
Risk Free interest rate	2.01% to 2.35%
Dividend yield (on common stock)	-

The shares of our common stock were valued at the trading price on the date of grant, $0.75 and $0.79 per share

During the same period, we cancelled 122,000 options to purchase our common stock.

Holders of 59,000 warrants, exercised those warrants for cash proceeds of $35,400. The holders of 950,000 options elected to exercise those options on a cashless basis and received 276,171 shares of our common stock.

Holders of 1,049,847 warrants, elected to exercise those warrants on a cashless basis and received 173,005 shares of our common stock.

The total amount of equity-based compensation included in additional paid in capital for the years ended December 31, 2017 and 2016 was $1,550,718 and $1,133,149, respectively,

The following is a summary of outstanding stock options issued to employees and directors as of December 31 2017:

	Number of Options	Exercise price per share $	Average remaining term in years	Aggregate intrinsic value at date of grant $
Outstanding January 1, 2016	4,075,000	.45 -.87		-
Issued	1,893,442	.61 -.83
Cancelled	(56,000)
Exercised	(50,000)
Outstanding December 31, 2016	5,862,442	.45-.87
Issued	1,924,977	.40-.79
Cancelled	(122,000)
Exercised	(950,000)
Outstanding December 31, 2017	6,715,419	.40-.87	5.93

Exercisable, December 31m 2017	2,855,878	.40-.87	4.96	-

F-22

Note 7. Outstanding Warrants

The following is a summary of all outstanding warrants as of December 31, 2017:

	Number of Warrants	Exercise price per share $	Average remaining term in years	Aggregate intrinsic value at date of grant
Warrants issued in connection with private placements of common stock	23,789,808	.50 - 1.00	0.63	-
Warrants issued in connection with private placement of notes	2,626,667	.45 - 1.00	2.00	$64,583

Note 8. Income Taxes

Income tax provision (benefit) for the years ended December 31, 2017 and 2016 is summarized below:

	2017	2016
Current:
Federal	$-	$-
State	-	-
Total current	-	-
Deferred:
Federal	(746,700)	(2,878,000)
State	(117,200)	(279,300)
Total deferred	(863,900)	(3,157,300)
Change in valuation allowance	$863,900	$3,157,300

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate before provision for income taxes. The sources and tax effect of the differences are as follows:

	2017	2016
Income tax provision at the federal statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	3.3%	3.3%
Permanent Difference	(5.46%)	-%
Effect of rate change	(41.53%)	-%
Effect of change in valuation allowance	9.69%	(37.3%)
	-%	-%

Components of the net deferred income tax assets at December 31, 2017 and 2016 were as follows:

	2017	2016
Net operating loss carryover	$6,902,200	$7,766,100
Valuation allowance	(6,902,200)	(7,766,100)
	$-	$-

F-23

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of evidence, it is more than likely than not that some portion or all of the deferred tax assets will not be recognized. After consideration of all the evidence, both positive and negative, management has determined that a $6,902,200 and $7,766,100 allowance at December 31, 2017 and 2016, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The reduction in the valuation allowance for the current period is $863,900.

As of December 31, 2017, we have a net operating loss carry forward of approximately $28,404,200. The loss will be available to offset future taxable income. If not used, this carry forward will expire as follows:

2030	$1,000
2031	$63,800
2032	$345,900
2033	$1,840,300
2034	$2,324,100
2035	$2,987,300
2036	$5,061,700
2037	$8,464,700
2038	$7,315,400

As of December 31, 2017, we did not have any significant unrecognized uncertain tax positions.

 Note 9. Business Segments and Customer Concentrations.

During the years ended December 31, 2017 and 2016, we operated in one segment.

The following is a breakdown of customers representing more than 5% of sales for the year ended December 31, 2017:

	Revenue from customer	Percentage of total revenue
Customer A	$1,243,341	62.3%
Customer B	140,028	7.02%
Customer C	110,497	5.54%
	$1,493,866	74.88%

The following is a breakdown of customers representing more than 10% of sales for the year ended December 31, 2016:

	Revenue from customer	Percentage of total revenue
Customer A	$1,194,960	82.0%
Customer B	161,363	11.1%
	$1,356,323	93.1%

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Note 10. Liquidity

We have a history of operating losses and negative cash flow. As our operations grow, we expect to experience significant increases in our working capital requirements. These conditions raise substantial doubt over the Company’s ability to meet all of its obligations over the twelve months following the filing of this Form 10-K. Management has evaluated these conditions and concluded that current plans will alleviate this concern. As of December 31, 2017, we had no debt. On February 14, 2018, we announced the private placement of convertible notes with gross proceeds of $4.1 million. The funding of that note occurs upon the achievement of certain milestones establishing significant sales to national accounts. One milestone is that the Company shall have entered into a material agreement or series of related agreements with a national account for the sale of its products into approximately 1,000 new locations. The first milestone was achieved on March 8, 2018. According to the terms of the Convertible Note, 60% of the gross proceeds, or $2.5 million, was received by the Company within five business days of that Milestone 1 achievement. The other milestone is that the Company shall have entered into a material agreement or series of related agreements with a national account for the sale of its products into approximately 2,500 new locations. We expect the second Milestone to occur during 2018. On March 5, 2018, the Company issued a Promissory Note to an existing investor, in the amount of $250,000. The unsecured note bears interest at 12% and has a 6 month term Proceeds are being used to fund the short term working capital needs of the Company. The Company plans to refinance this note upon maturity. In addition, we have significantly reduced core operating costs beginning in 2016, including reducing the number of our employees from 44 to 30 over this time period. Members of the senior management team have deferred a portion of their salaries during 2017 and are continuing to defer a portion of their salaries in 2018. Management is prepared to take further similar actions to reduce or defer fixed overhead should that become necessary. Management has concluded that it is probable that the combination of the above described financings which have already been achieved and are about to be achieved, along with the described measures available to reduce or defer fixed overhead, alleviate the substantial doubt of our ability to continue as a going concern. However, the Company cannot predict, with certainty, the outcome of its action to generate liquidity, including the availability of additional financing, or whether such actions would generate the expected liquidity as planned.

Note 11. Subsequent Events

On February 14, 2018, we announced the private placement of convertible notes with gross proceeds of $4.1 million The closing shall be no later than five (5) business days after receipt of notice from the Company that it has achieved certain milestones establishing significant sales to national accounts. One milestone is that the Company shall have entered into a material agreement or series of related agreements with a national account for the sale of its products into approximately 1,000 new locations. The first milestone was achieved on March 8, 2018. The other milestone is that the Company shall have entered into a material agreement or series of related agreements with a national account for the sale of its products into approximately 2,500 new locations.

Upon achievement of the first milestone, 60% of the principal amount of the convertible notes will be available to the Company, with the balance of 40% upon achievement of the second milestone. The Company intends to use the proceeds from this financing to fund the manufacture of inventory, to purchase equipment, and for general corporate purposes.

The convertible notes are unsecured and have (i) a two-year term, (ii) a 10% annual coupon to be paid in cash or stock at the Company’s discretion at a conversion price equal to 85% of the average closing bid prices of the Common Stock over the twenty (20) consecutive trading day period immediately preceding the payment date, but in no event lower than sixty cents ($0.60) per share of Common Stock. The investor’s may elect to convert their principal into common stock at a conversion price equal to the lower of: (i) $0.88 per share of Common Stock, or (ii) 85% of the average closing bid prices of the Common Stock over the twenty (20) consecutive trading day period immediately preceding the date of investor’s election to convert; but in no event lower than $0.60 per share of Common Stock. Investors also received warrant coverage of 25% of the number of shares that would be issuable upon a full conversion of the principal amount at an average of the twenty consecutive trading day period immediately preceding the applicable closing date. If any principal amount remains outstanding after the one-year anniversary of the closing, investors will be granted an additional warrant with identical terms. The warrants are exercisable for a period of three years for cash at the greater of 120% of the closing price or $0.70 per share of common stock.

On March 5, 2018, the Company issued a Promissory Note to an existing investor, in the amount of $250,000. The unsecured note bears interest at 12% and has a 6 month term Proceeds are being used to fund the short term working capital needs of the Company. The Company plans to refinance this note upon maturity.

F-25

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The provision does not affect directors’ responsibilities under any other laws, such as the federal securities laws. The Company’s Certificate of Incorporation provides for such indemnification to the fullest extent of Section 145 and states that the indemnification is not exclusive of other rights of those seeking indemnification may be entitled.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company has entered into agreements with its directors and executive officers, that require the Company to indemnify such persons to the fullest extent permitted by law, against expenses, judgments, fines, settlements and other amounts incurred (including attorneys’ fees), and advance expenses if requested by such person, in connection with investigating, defending, being a witness in, participating, or preparing for any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism, or any inquiry, hearing or investigation (collectively, a “Proceeding”), relating to any event or occurrence that takes place either prior to or after the execution of the indemnification agreement, related to the fact that such person is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by such person in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company. Indemnification is prohibited on account of any Proceeding in which judgment is rendered against such persons for an accounting of profits made from the purchase or sale by such persons of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local laws. The indemnification agreements also set forth certain procedures that apply in the event of a claim for indemnification thereunder.

48

The Company maintains insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this section.

The right of any person to be indemnified is subject always to the right of the Company by its board of directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the offering of the common stock being registered. All amounts other than SEC filing fees are estimates. The selling shareholders will pay none of the expenses set forth below.

SEC filing fees	$246
Legal fees and expenses	5,000
Accounting fees and expenses	5,000
Total	$10,246

Item 26. Recent Sales of Unregistered Securities

The following sets forth all sales of unregistered securities we have completed during the last three years. Except as otherwise indicated below, the following transactions were effected in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. We based such reliance upon the following facts and circumstances: (i) the investors were accredited investors, as defined in Rule 501 of the Securities Act and were sophisticated, having sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the investment, (ii) the investors represented that they were purchasing the securities for investment purposes without a view to distribution, (iii) the investors had access to our management and information concerning the Company, its business and financial information and (iv) we conducted the sale of the securities without general solicitation or advertising. Except as otherwise indicated below, no underwriting discounts or commissions were paid in the transactions.

49

On February 14, 2018, we announced the private placement of convertible notes with gross proceeds of $4.1 million The closing shall be no later than five (5) business days after receipt of notice from the Company that it has achieved certain milestones establishing significant sales to national accounts. The closing of the first 60% of this amount occurred in March 2018 upon the Company’s achievement of the first milestone – entry by the Company into a material agreement or series of related agreements with a national account for the sale of its products into approximately 1,000 new locations. After the initial private placement, investors were offered the opportunity to accelerate the issuance of the additional warrant by increasing their convertible note investment by 10% to 20%. After the close of the first quarter, a number of investors took advantage of this acceleration opportunity, resulting in an increase in the amount of the total convertible note by $ 177,300 and the issuance of 930,332 additional warrants. The balance of the principal amount was contingent upon achievement of a second milestone – the Company’s entry into a material agreement or series of related agreements with a national account for the sale of its products into approximately 2,500 new locations. In the fourth quarter, the Company and certain investors agreed to subsequently amend the second milestone such that funding under Milestone 2 was triggered by receipt of the Company of written notification of the approval for the roll-out of its products into a national account with approximately 2,500 new locations in lieu of requiring a binding material agreement(s) for such a roll-out. As such, the Company received funds of an additional $1.4 million in the fourth quarter.

The Company intends to use the proceeds from this financing to fund the manufacture of inventory, to purchase equipment, and for general corporate purposes.

The convertible notes are unsecured and have (i) a two-year term, (ii) a 10% annual coupon to be paid in cash or stock at the Company’s discretion at a conversion price equal to 85% of the average closing bid prices of the Common Stock over the twenty (20) consecutive trading day period immediately preceding the payment date, but in no event lower than sixty cents ($0.60) per share of Common Stock. The investor’s may elect to convert their principal into common stock at a conversion price equal to the lower of: (i) $0.88 per share of Common Stock, or (ii) 85% of the average closing bid prices of the Common Stock over the twenty (20) consecutive trading day period immediately preceding the date of investor’s election to convert; but in no event lower than $0.60 per share of Common Stock. Investors also received warrant coverage of 25% of the number of shares that would be issuable upon a full conversion of the principal amount at an average of the twenty consecutive trading day period immediately preceding the applicable closing date. If any principal amount remains outstanding after the one-year anniversary of the closing, investors will be granted an additional warrant with identical terms. The warrants are exercisable for a period of three years for cash at the greater of 120% of the closing price or $0.70 per share of common stock.

On March 5, 2018, the Company issued a Promissory Note to an existing investor, in the amount of $250,000. The unsecured note bears interest at 12% and has a 6 month term Proceeds are being used to fund the short term working capital needs of the Company. The Company plans to refinance this note upon maturity.

We did not issue any additional securities during 2017.

During 2016 we issued 28,277,329 shares of our common stock and warrants to purchase 14,033,438 Shares for aggregate gross proceeds to the Company of $18,812,690. Of these total amounts 24,598,674 shares were issued for cash of $16,457,150; 3,502,327 shares were issued for conversion of debt in the amount of $2,242,692; and 176,328 shares were issued in settlement of debt in the amount of $112,849. Of the total 14,033,438 warrants issued during 2016, 3,877,186 are priced at $1,00; 7,812,500 are priced at $0.88, and 2,343,752 are priced at $0.75. The 2016 financing activity occurred in three separate private placements with accredited investors. In the first transaction, we issued 7,754,373 shares and five year warrants priced at $1.00 to purchase up to 3,877,186 shares, for aggregate gross proceeds to the Company of $6,203,498. The first transaction consists of two components: a new equity raise in the amount of $3,570,000 and the conversion into common equity of $2,633,498 of principal and interest of convertible promissory notes previously issued during the fourth quarter of 2016. In the second transaction, we sold 4,687,504 shares and five year warrants priced at $.75 to purchase up to 2,343,752 shares, for aggregate gross proceeds to the Company of $3,000,000. In the third transaction we sold 15,625,000 shares, and five-year warrants priced at $.88 to purchase up to 7,812,500 shares for aggregate gross proceeds to the Company of $10,000,000. During 2016 we also converted $52,613 of debt into 210,455 shares of stock, related to a note that was settled for most investors during 2015.

During the three months ended September 30, 2015 we granted 80,000 options to purchase shares of our common stock to officers, directors and employees. The exercise prices range from $0.47 to $0.72.

During the three months ended June 30, 2015 we granted the right to 1,000,000 shares of restricted common stock to a director of the Company who during the period became an officer of the Company. The stock vests 50% on each of the second and third anniversary of the issuance. In addition, we granted the right to 350,000 shares of restricted to another officer in connection with an employment agreement entered into during the three-month period ended June 30, 2015.

During the three months ended June 30, 2015, we issued 1,740,000 options to purchase our common stock to officers and employees of the Company. The exercise price of the options ranged from $0.50 to $0.82 per share, and the options are exercisable for periods of between 5 and 8 years. The options vest under a variety of vesting schedules. Two hundred sixty-five thousand (265,000) of the options vest on the first anniversary of issuance, 675,000 of the options vest on the second anniversary of issuance, 675,000 of the options vest on the third anniversary of issuance, and 125,000 of the options vest on the third anniversary of issuance.

During the year ended March 31, 2015 we completed two offerings of common stock units at a price of $0.50 per unit. Each unit consists of one share of common stock and a five-year warrant to purchase one-half (1/2) share of our common stock at an exercise price of $0.60 per share. We sold a total of 11,044,000 units representing 11,044,000 shares and warrants to purchase 5,522,000 shares for total consideration of $5,522,000.

During the year ended March 31, 2015 we issued 900,000 shares of restricted common stock to an officer and two employees of the Company for services rendered.

Also during the year ended March 31, 2015, we issued 155,000 shares of our restricted common stock to legal counsel and a consultant to the Company.

Additionally, during the year ended March 31, 2015, we issued 64,100 shares of our common stock to a director. The shares vest over a one-year period. We also issued options to purchase 600,000 shares of our common stock at an exercise price of $0.45 per share to two officers and directors and a director of the Company. The options vested immediately and are exercisable for a period of 5 years from the date of issuance, January 21, 2014.

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Item 27. Exhibits

(b)	Exhibits required by Item 601 of Regulation S-K

Exhibit Number	Description
2.1	Share Exchange Agreement dated January 10, 2012 by and among Moving Box Inc., Andreas Wilcken, Jr., Barfresh Inc. and the shareholders of Barfresh Inc. (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K as filed January 17, 2012
3.1	Certificate of Incorporation of Moving Box Inc. dated February 25, 2010 (incorporated by reference to Exhibit 3.1 to Form S-1 (Registration No. 333-168738) as filed August 11, 2010)
3.2	Amended and Restated Bylaws of Barfresh Food Group Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K as filed August 4, 2014)
3.3	Certificate of Amendment of Certificate of Incorporation of Moving Box Inc. dated February 13, 2012 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K as filed February 17, 2012)
3.4	Certificate of Amendment of Certificate of Incorporation of Smoothie Holdings Inc. dated February 16, 2012 (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K as filed February 17, 2012)
4.1	Form of Series A Warrant (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K as filed January 17, 2012)
4.2	Form of Series B Warrant (incorporated by reference to Exhibit 4.2 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.3	Form of Series C Warrant (incorporated by reference to Exhibit 4.3 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.4	Form of Series D Warrant (incorporated by reference to Exhibit 4.4 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.5	Form of Series PA Warrant (incorporated by reference to Exhibit 4.5 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.6	Form of Series CN Warrant (incorporated by reference to Exhibit 4.6 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.7	Form of Series EN Warrant (incorporated by reference to Exhibit 4.7 to Registration Statement on Form S-1 (Registration No. 333-211019) as filed April 29, 2016)
4.8	Form of Series E Warrant (Incorporated by reference to Exhibit 3.8 to Registration Statement on Form S-1 (Registration No. 333-203340) as filed April 10, 2015)
4.9	Form of Series G Warrant (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K as filed February 16, 2015)
4.10	Form of Series H Warrant (incorporated by reference to Exhibit 4.10 to Registration Statement on Form S-1 (Registration No. 333-211019) as filed April 29, 2016)
4.11	Form of Series I Warrant (incorporated by reference to Exhibit 4.11 to Registration Statement on Form S-1 (Registration No. 333-211019) as filed April 29, 2016)
4.12	Form of Convertible Promissory Note dated January 29, 2016 by Barfresh Food Group Inc. in favor of certain investors (incorporated by reference to Exhibit 4.12 to Registration Statement on Form S-1 (Registration No. 333-211019) as filed April 29, 2016)
4.13	Form of warrant dated December 1, 2013 (incorporated by reference to Exhibit 4.13 to Registration Statement on Form S-1 (Registration No. 333-211019) as filed April 29, 2016)
4.14	Form of Series K Warrant (Incorporated by reference to Exhibit 4.14 to Registration Statement of Form S-1 No. 333-203340)
4.15	Form of Series J Warrant (Incorporated by reference to Exhibit 4.15 to Registration Statement of Form S-1 No. 333-203340)
4.16	Repayment of Debt Agreement dated July 26, 2018 by and between Barfresh Food Group, Inc. and Ibex Investors LLC *
4.17	Form of Series L Warrant *
4.18	Form of 10% Convertible Promissory Note dated March 5, 2018 issued by Barfresh Food Group Inc. in favor of Ibex Investors LLC *
4.19	Form of 12% Convertible Promissory Note issued by Barfresh Food Group, Inc. in favor of certain investors in February 2018 *
5.1	Opinion and Consent of Libertas Law Group, Inc. *
10.1	Form of Registration Rights Agreement dated February 16, 2016 (incorporated by reference to Exhibit 10.1 to Registration Statement on Form S-1 (Registration No. 333-211019) as filed April 29, 2016)
10.2	Intellectual Property Sale Deed by and between National Australia Bank Limited and Barfresh Inc. dated October 15, 2013 (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q as filed November 20, 2013)
10.3	Form of Securities Purchase Agreement dated February 16, 2016 by and between Barfresh Food Group Inc. and certain investors. (incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-1 (Registration No. 333-211019) as filed April 29, 2016)
10.4	Form of Investor Rights Agreement dated November 23, 2016 by and between Barfresh Food Group, Inc. and Unibel (Incorporated by reference to Exhibit 10.4 to Registration Statement of Form S-1 No. 333-203340)
10.5	Form of Securities Purchase Agreement dated November 23, 2016 by and between Barfresh Food Group, Inc. and Unibel (Incorporated by reference to Exhibit 10.5 to Registration Statement of Form S-1 No. 333-203340)
10.6	Form of Securities Purchase Agreement dated September 28, 2016 by and between Barfresh Food Group, Inc. and certain investors (Incorporated by reference to Exhibit 10.6 to Registration Statement of Form S-1 No. 333-203340)

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10.7	Form of Registration Rights Agreement dated September 28, 2016 by and between Barfresh Food Group, Inc. and certain investors (Incorporated by reference to Exhibit 10.7 to Registration Statement of Form S-1 No. 333-203340)
10.8	Barfresh Food Group, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to Annual Report Form 10-K filed June 30, 2014)
10.9	Barfresh Food Group, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to Annual Report Form 10-K filed July 7, 2015)
10.10	Executive Employment Agreement by and between Smoothie, Inc. and Riccardo Delle Coste dated April 27, 2015 (incorporated by reference to Exhibit 10.11 to Annual Report Form 10-K filed July 7, 2015)
10.11	Executive Employment Agreement by and between Smoothie, Inc. and Joseph M. Cugine dated April 27, 2015 (incorporated by reference to Exhibit 10.12 to Annual Report Form 10-K filed July 7, 2015)
10.12	Executive Employment Agreement by and between Barfresh Food Group, Inc. and Joseph S. Tesoriero dated May 18, 2015 (incorporated by reference to Exhibit 10.13 to Annual Report Form 10-K filed July 7, 2015)
10.13	Form of Series D Warrant Exercise Offer dated July 25, 2018 *
10.14	Form of Securities Purchase Agreement dated February 14, 2018 by and between Barfresh Food Group, Inc. and certain investors *
21.1	Subsidiaries (Incorporated by reference to Exhibit 21.1 to Transitional Report on Form 10KT for the transitional period from April 1, 2015 to December 31, 2015, filed on March 30, 2016)
23.1	Consent of Eide Bailly LLP, filed herewith.
23.2	Consent of Libertas Law Group, Inc. (included in Exhibit 5.1) *

*previously filed with this registration statement on Form S-1

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

b. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c. To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned issuer undertakes that in a primary offering of securities of the undersigned issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned issuer or used or referred to by the undersigned issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned issuer or its securities provided by or on behalf of the undersigned issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned issuer to the purchaser.

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5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

7. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

8. That, for the purpose of determining liability under the Securities Act to any purchaser:

a. If the issuer is relying on Rule 430B:

1. Each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

b. If the issuer is subject to Rule 430C: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Beverly Hills, State of California, on December 17 , 2018.

BARFRESH FOOD GROUP, INC.

/s/ Riccardo Delle Coste
Riccardo Delle Coste
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Riccardo Delle Coste and Joseph Tesoriero as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Riccardo Delle Coste	Chief Executive Officer and Director	December 17 , 2018
Riccardo Delle Coste	(Principal Executive Officer)

/s/ Joseph Tesoriero	Chief Financial Officer	December 17 , 2018
Joseph Tesoriero	(Principal Financial Officer; Principal Accounting Officer)

/s/ Arnold Tinter	Director	December 17 , 2018
Arnold Tinter

/s/ Alice Elliot	Director	December 17 , 2018
Alice Elliot

/s/ Joseph M. Cugine	Director	December 17, 2018
Joseph M. Cugine

/s/ Isabelle Ortiz-Cochet	Director	December 17 , 2018
Isabelle Ortiz-Cochet

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